Exhibit 2.1

CONFIDENTIAL	EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

SUNSHINE HEART, INC.

and

GAMBRO UF SOLUTIONS, INC.

Dated as of August 5, 2016

SECTION 8.16	Waiver of Jury Trial	51

EXHIBITS

Exhibit A—Bill of Sale, Assignment and Assumption Agreement

Exhibit B—Transition Services Agreement

Exhibit C—Manufacturing and Supply Agreement

Exhibit D—Patent License Agreement

Exhibit E—Registration Rights Agreement

Exhibit F—Purchase Price Allocation

SCHEDULES

Acquiror Disclosure Schedule

Disclosure Schedule

Schedule 5.11

INDEX OF DEFINED TERMS

Defined Terms	Page

Accounting Principles	1
Acquiror	1
Acquiror Balance Sheet	27
Acquiror Disclosure Schedule	23
Acquiror Indemnified Parties	44
Acquiror SEC Reports	1
Action	1
Affiliate	1
Agreement	1
Asset Sellers	1
Assumed Contracts	8
Assumed Liabilities	11
Bill of Sale, Assignment and Assumption Agreement	2
Books and Records	10
Business	2
Business Day	2
Business Employees	2
Bylaws	25
Cancellation Notice	31
Cap	44
Cash Consideration	14
Certificate of Incorporation	24
Code	2
Common Shares	14
Company	1
Company Indemnified Parties	45
Company Plans	2
Confidential Information	29
Contracts	8
Control	2
Deductible Amount	44
Disclosure Schedule	17
Environmental Law	2
Equity Consideration	14
Exchange Act	2
Excluded Assets	9
Excluded Liabilities	11
Financial Statements	18
Fundamental Representation	3
GAAP	3
Governmental Entity	3
Governmental Order	3
Indebtedness	3
Indemnified Party	45
Indemnifying Party	45
Inventory	3
IRS	3

Knowledge of the Company	3
Law	4
Liabilities	4
Lien	4
Losses	4
Manufacturing and Supply Agreement	4
Manufacturing Employees	36
Material Adverse Effect	4
Material Contract	21
Materials of Environmental Concern	5
Mixed Contacts	5
Order	5
Patent License Agreement	5
Permits	20
Permitted Liens	5
Person	5
Post-Closing Consents	29
Principal Market	5
Product	5
Purchase Price	14
Qualifying Revenues	6
Receivables	9
Registrable Securities	6
Registration Rights Agreement	6
Related to the Business	6
Representative	6
Restricted Affiliates	6
Restricted Business	6
Restricted Legend	15
Rule 144	30
SEC	6
Securities Act	6
Subsidiary	6
Tax or Taxes	7
Tax Returns	7
Third Party	7
Third Party Claim	45
Third Party Rights	12
Transaction Agreements	7
Transactions	7
Transfer Date	38
Transfer Taxes	7
Transferred Assets	8
Transferred Employee	38
Transferred IP	8
Transition Services Agreement	7

This ASSET PURCHASE AGREEMENT, dated August 5, 2016 (this “Agreement”), is made between Gambro UF Solutions, Inc., a Delaware corporation (the “Company”), and Sunshine Heart, Inc., a Delaware corporation (the “Acquiror”).

WHEREAS, the Company owns or controls, directly or indirectly, each of the entities identified as “Asset Sellers” set forth in Section 1.1(a) of the Disclosure Schedule, which together with the Company are referred to herein as the “Asset Sellers”; and

WHEREAS, the Company wishes to sell, and to cause to be sold by the other Asset Sellers, to the Acquiror, and the Acquiror wishes to purchase from the Company and the other Asset Sellers, certain of the assets of the Asset Sellers and the Acquiror wishes to assume, and the Company wishes to have the Acquiror assume, certain Liabilities of the Asset Sellers, in each case upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1               Certain Defined Terms.  As used herein the following terms not otherwise defined have the following respective meanings:

“Accounting Principles” means the accounting principles and policies used in the preparation of the Financial Statements.

“Action” means any civil, criminal or administrative litigation, claim, action, suit, arbitration, hearing, investigation or other similar proceeding before any Governmental Entity.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no case shall Acquiror or any of its Affiliates be deemed to be Affiliates of the Company for purposes of this Agreement.

“Acquiror SEC Reports” means such reports, schedules, forms, statements and other documents required to be filed by the Acquiror under the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations promulgated thereunder, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2015 (including the exhibits thereto and documents incorporated by reference therein).

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement of even date herewith among the Asset Sellers and the Acquiror, substantially in the form attached hereto as Exhibit A.

“Business” means the production and sale of the Company’s Aquadex FlexFlow product.

“Business Day” means any day other than Saturday, Sunday or other day on which banks in the City of New York are required or permitted by Law to close.

“Business Employees” means Larry Peterson and Som Lor.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Plans” means any employer plan, program, agreement or arrangement of any kind, whether written or verbal, including any executive compensation, bonus, incentive compensation, deferred compensation, pension, profit sharing, 401(k), severance, health, welfare, disability, stock purchase, stock option, change-in-control, retention, bonus, vacation, holiday, sick leave, fringe benefit, health, welfare, educational assistance, pre-Tax premium, flexible spending account, or life insurance plan, program, agreement or arrangement, including any employee benefit plan within the meaning of Section 3(3) of ERISA, and any comparable foreign (non-United States) private employee benefit plan, in each case that that relate exclusively to employees of any Asset Seller.

“Control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of any such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.  The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Environmental Law” means any and all Laws regulating, relating to or imposing liability or standards of conduct concerning protection of the environment.

“Equity Securities” means any and all shares of Common Stock and any securities of the Acquiror convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means Equity Securities issued in connection with (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Acquiror into shares of Common Stock, or the exercise of any options, warrants or other rights to acquire such shares; (c) any acquisition by the Acquiror of the stock, assets, properties or business of any Person; (d) any merger, consolidation or other business combination involving the Acquiror; (e) a stock split, stock dividend or any similar recapitalization; or (f) any issuance of warrants or other similar rights to purchase Equity

Securities to lenders in any arm’s length transaction providing debt financing to the Acquiror or any of its Subsidiaries where such warrants or rights, together with all then outstanding warrants and rights, are not equal to and not convertible into an aggregate of more than 15% of the outstanding Equity Securities on a fully diluted basis at the time of the issuance of such warrants or rights.

“Fundamental Representation” means, with respect to the Company, the representations and warranties set forth in Sections 3.1, 3.2, 3.8(b) and 3.12, and with respect to the Acquiror, the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4(a), 4.7, 4.8, 4.9 and 4.10.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, federal, state, local, transnational or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Indebtedness” means, as applied to any Person, as of a particular date of determination, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures, debt securities, or warrants, or in the nature of capital lease obligations, and (c) all indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person.

“Inventory” means raw materials, work in progress, goods consigned by the Asset Sellers, finished goods, parts, packaging, supplies and labels (including any of the foregoing held for the benefit of the Business in the possession of third party manufacturers, suppliers, dealers, distributors or others in transit).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” or “the Company’s Knowledge” means, with respect to any particular matter, the actual knowledge of the individuals listed on Section 1.1(a) of the Disclosure Schedule.

“Law” means any law, statute, ordinance, rule (including common law), regulation, directive, Action, code, decree or other legally enforceable requirement of any Governmental Entity, and includes rules and regulations of any regulatory or self-regulatory authority.

“Liability” means any debt, liability or obligation, whether matured or unmatured, fixed, determined or determinable, absolute or contingent, accrued or unaccrued, known or unknown, and whether due or to become due.

“Lien” means any title defect or objection, lien, pledge, mortgage, deed of trust, security interest, claim (whether or not made, known or contingent), judgment, charge, pledge, conditional sale or other title retention agreement, easement, transfer restriction under any stockholder or similar agreement, or any other similar restriction or limitation whatsoever.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Entity or other Person and including reasonable attorneys’ fees incurred in connection with any claim or Action).

“Manufacturing and Supply Agreement” means the Manufacturing and Supply Agreement of even date herewith between the Company and the Acquiror, substantially in the form attached hereto as Exhibit C.

“Material Adverse Effect” means any change, impact, event, effect, circumstance and/or development (or combination of the foregoing) that has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Business; provided, however, that no such change, impact, event, effect, circumstance and/or development resulting from or arising in connection with the following shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect: (i) the announcement of this Agreement or the transactions contemplated by this Agreement, (ii) changes or conditions affecting generally the industries in which the Business operates, (iii) changes or conditions affecting the economy as a whole or capital markets generally in the United States, (iv) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, and any act or acts of terrorism, (v) changes in applicable Law or (vi) any failure to meet any projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); provided that any of the matters set forth in clauses (ii) through (v) shall be taken into account in determining whether there is a Material Adverse Effect only to the extent that such effects have a disproportionate adverse effect on the Business (as compared to other businesses operating in the industries in which the Business operates).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances regulated pursuant to any applicable Environmental Law.

“Mixed Contracts” means any customer, distributor, or similar Contract with any Third Party to which any Asset Seller is a party prior to the Closing Date that provides for both (i) sales of products or services of the Business, and (ii) sales of any product or service of any Asset Seller or any of its Affiliates that is not part of the Business.

“Order” means any award, decision, injunction (whether temporary, preliminary or permanent), judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any Governmental Entity.

“Patent License Agreement” means the Patent License Agreement between the Company and the Acquiror of even date herewith, substantially in the form attached hereto as Exhibit D.

“Permitted Liens” means (i) Liens that arise out of Taxes not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (ii) workmen’s, repairmen’s or other similar Liens arising or incurred by the operation of Law and in the ordinary course of business in respect of obligations which are not overdue or (iii) minor title defects, recorded easements or Liens affecting real or personal property, which defects, easements or Liens do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the real or personal property to which they relate, assuming that the property is used on substantially the same basis as such property is currently being used by the Business.

“Person” means any corporation, association, partnership, limited liability company, organization, business, individual, Governmental Entity or other entity or similar group.

“Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Company’s Common Stock is ever listed or traded on the New York Stock Exchange, the NYSE Amex Equities, the Nasdaq Global Select Market, the NASDAQ Global Market, or either one of the OTCQB or the OTCQX market places of the OTC Markets, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Stock is then listed or traded.

“Product” means the Aquadex FlexFlow console, and blood circuit sets, venous catheters and filters used in connection with the Aquadex FlexFlow console, in each case manufactured by the Company in Brooklyn Park, Minnesota, and sold by or on behalf of the Company prior to the Closing Date.

“Pro Rata Portion” means, with respect to the Company and its Affiliates (in the aggregate), on any issuance date for New Securities, the number of New Securities equal to the product of (i) the total number of New Securities to be issued by the Acquiror on such date and (ii) the fraction determined by dividing (x) the number of shares of Common Stock owned by the Company and its Affiliates (in the aggregate) immediately prior to such issuance by (y) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance.

“Qualifying Revenues” means revenues in excess of $10 million derived from sales of products in the Restricted Business.

“Registrable Securities” means all of the Common Shares and any shares of capital stock issued or issuable with respect to the Common Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Acquiror, substantially in the form attached hereto as Exhibit E.

“Related to the Business” means relating exclusively to or used exclusively in the operation or conduct of the Business as conducted by the Asset Sellers in the ordinary course prior to the Closing.

“Representative” of a Person means each of the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Restricted Affiliates” means Baxter International Inc. and its Subsidiaries.

“Restricted Business” means the development and sale of any new standalone ultrafiltration device intended solely for use in treating congestive heart failure.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or a managing member, (ii) such Person and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such Person and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

“Tax” or “Taxes” means any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, premium, estimated, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties, imposts and guaranty fund assessments, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any Tax authority.

“Tax Returns” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Third Party” means any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement.

“Transaction Agreements” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Manufacturing and Supply Agreement, the Patent License Agreement, and the Registration Rights Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means all sales (including bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees.

“Transition Services Agreement” means the Transition Services Agreement between the Company and the Acquiror of even date herewith, substantially in the form attached hereto as Exhibit B.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1               Purchase and Sale of Assets.

(a)           Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement and except for the Excluded Assets, at the Closing, the Company shall, and shall cause the other Asset Sellers to, sell, convey, assign, transfer and deliver to the Acquiror, and the Acquiror shall purchase, acquire and accept from the Asset Sellers, all of the Asset Sellers’ right, title and interest, in each case free and clear of all Liens other than Permitted Liens, in, to and under the following assets, properties, leases, rights, interests, Contracts and claims as the same shall exist immediately prior to the Closing (collectively, the “Transferred Assets”):

(i)            (x) all right, title and interest in and to each contract, lease, license, understanding, commitment or other agreement, whether oral or written, Related to the Business to which an Asset Seller is a party and (y) all of the rights and benefits applicable to the Business pursuant to any Mixed Contract for which the Acquiror is entitled to receive the rights and benefits (and to assume the Liabilities) pursuant to this Agreement (each a “Contract” and collectively, “Contracts”), but excluding (A) all confidentiality agreements and other Contracts relating to the sale of the Business, (B) any Contract with respect to owned or leased real property, (C) any accounts receivable existing as of the Closing Date arising under any Contract and (D) any Contract that is necessary for the Company to perform its obligations arising under the Manufacturing and Supply Agreement and/or the Transition Services Agreement, provided that (1) all such Contracts under this Section 2.1(a)(i)(y)(D) that are not Mixed Contracts shall become Transferred Assets upon the termination or expiration of the Manufacturing and Supply Agreement and/or the Transition Services Agreement, as the case may be, and at such time be promptly sold, conveyed, assigned, transferred and delivered to the

Acquiror, and (2) all such Contracts under this Section 2.1(a)(i)(y)(D) that are Mixed Contracts shall become Transferred Assets upon the termination or expiration of the Manufacturing and Supply Agreement and/or the Transition Services Agreement, as the case may be, and at such time shall become subject to Section 2.2(b) (collectively, the “Assumed Contracts”);

(ii)           all claims, defenses, causes of action (including counterclaims) and all other rights to bring any Action at law or in equity to the extent Related to the Business or to the extent arising out of or relating to any Transferred Asset or any Assumed Liability, including any such items arising under warranties, guarantees, indemnities, or offsets and all similar rights in favor of any Asset Seller Related to the Business or otherwise arising out of or relating to any Transferred Asset or any Assumed Liability, but excluding in each case to the extent arising out of or related to any Excluded Assets or Excluded Liability (for example, any claim related to a Liability retained by the Company and its Affiliates hereunder shall remain a claim of the Company or its applicable Affiliates);

(iii)          the intellectual property owned by the Asset Sellers and Related to the Business to the extent set forth on Section 2.1(a)(iii) of the Disclosure Schedule (the “Transferred IP”);

(iv)          all transferable licenses, governmental authorizations and other Permits that are owned by the Asset Sellers and Related to the Business;

(v)           other than any Excluded Assets, all books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists and supplier lists, in each case to the extent Related to the Business; and

(vi)          all trademarks and/or tradenames that include the phrase “Aquadex FlexFlow” and all confusingly similar derivations thereof.

(b)           Excluded Assets.  Notwithstanding anything to the contrary set forth in Section 2.1(a) or elsewhere in this Agreement, the Acquiror expressly understands and agrees that all assets, properties, leases, rights, interests, Contracts and claims of the Asset Sellers other than the Transferred Assets (the “Excluded Assets”) shall be retained by the Company, the other Asset Sellers and their Affiliates, and shall be excluded from the Transferred Assets, including:

(i)            all cash, cash equivalents and marketable securities (and bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts) held by the Asset Sellers or held by any bank or other third Person on the Asset Sellers’ behalf as well as all accounts related thereto;

(ii)           all Inventory Related to the Business, wherever held;

(iii)          all accounts, notes and other receivables (“Receivables”) arising out of the pre-Closing sale by the Asset Sellers of goods, services or products of the Business;

(iv)          all Tax Returns, and all claims, refunds or credits in respect of Taxes of the Asset Sellers, any of their Affiliates or the operation of the Business or the Transferred Assets;

(v)           the Company Plans sponsored or maintained by the Asset Sellers or their respective Affiliates, and any trusts and other assets related thereto;

(vi)          all policies of or agreements for insurance and interests in insurance pools and programs;

(vii)         all rights, claims, credits, defenses, causes of action (including counterclaims) and all other rights to bring any Action at law or in equity relating to any period through the Closing (x) to the extent arising out of or relating to any Excluded Asset or Excluded Liability or (y) to the extent that the assertion of such cause of action or defense is necessary or useful in defending any claim that may be asserted against the Asset Sellers or for which indemnification may be sought by the Acquiror Indemnified Parties pursuant to Article VII;

(viii)        any interest or right of the Company or any of the other Asset Sellers under the Transaction Agreements and any other documents, instruments or certificates executed in connection with the Transaction Agreements and the transactions contemplated hereby and thereby;

(ix)          all employees of the Business (other than the Transferred Employees) as well as all personnel and employment records for employees and former employees of the Business;

(x)           any interest or right of the Company or any of its Affiliates in any real property, whether owned or leased, or any Contract in respect thereof;

(xi)          all Contracts of the Asset Sellers that are not Assumed Contracts;

(xii)         inter-company Receivables from any of the Asset Sellers or their Affiliates;

(xiii)        (A) all corporate minute books (and other similar corporate or other governance related records) and stock records of the Asset Sellers, (B) any books and records relating to the Excluded Assets or Excluded Liabilities or (C) any books, records or other materials that the Asset Sellers (x) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to the Acquiror upon the Acquiror’s reasonable request), (y) reasonably believe are necessary to enable the Asset Sellers to prepare and/or file Tax Returns (copies of which will be made available to the Acquiror upon the Acquiror’s reasonable request) or (z) are prohibited by Law from delivering to the Acquiror (collectively, “Books and Records”);

(xiv)        all tangible personal property and interests therein, including machinery, equipment, furniture, furnishings, office equipment, communications equipment, vehicles, spare and replacement parts and other tangible personal property and interest therein (unless transferred to the Acquiror pursuant to the terms and conditions of the Manufacturing and Supply Agreement);

(xv)         all computer hardware (including servers, laptops, desktops, monitors, printers), software and systems (including third party licenses to any of the foregoing);

(xvi)        all stock and other ownership interests in the Asset Sellers or any of their Affiliates; and

(xvii)       the assets listed or described on Section 2.1(b)(xvii) of the Disclosure Schedule.

Notwithstanding anything to the contrary set forth in any of the Transaction Agreements, the Acquiror acknowledges and agrees that all of the following shall remain the property of the Company, and neither the Acquiror nor any of its Affiliates shall have any interest therein:  (x) all records and reports prepared or received by the Company or any of its Affiliates in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business or the Acquiror so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Company or any portion thereof, as the case may be, and all bids and expressions of interest received from third parties with respect thereto.

(c)           Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement and subject to the exclusions set forth in Section 2.1(d), the Acquiror hereby agrees, effective at the time of the Closing, to assume and thereafter timely to pay, discharge and perform in accordance with their terms, the following Liabilities of the Asset Sellers (the “Assumed Liabilities”):

(i)            all Liabilities arising out of, based upon, resulting from or relating to the Transferred Assets or the Business to the extent that they relate to, arise out of or result from any fact, circumstance, occurrence, condition, act or omission occurring or existing, in whole or in part, after the Closing;

(ii)           all Liabilities for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business (including for clarification Taxes relating to the Transferred Assets), (x) for any period (or portion thereof) commencing on or after the Closing Date and (y) for periods which commence prior to and end after the Closing Date as apportioned in the manner described in Section 6.1 hereof;

(iii)          all Liabilities to the extent that they relate to, arise out of or result from any fact, circumstance, occurrence, condition, act or omission occurring or existing, in whole or in part, after the Closing, (A) under any Environmental Laws or otherwise relating to the environment or natural resources, human health and safety or Materials of Environmental Concern and (B) Related to the Business (including the Transferred Assets or any past, current or future businesses, operations or properties, including any businesses, operations or properties for which a current or future owner or operator of the

Transferred Assets or the Business may be alleged to be responsible as a matter of Law, contract or otherwise); and

(iv)          all obligations, liabilities and commitments in respect of any and all Products manufactured, marketed, sold or distributed at any time on or after the Closing Date (including all obligations, liabilities and commitments in connection with the manufacture, marketing, sale or distribution thereof) in connection with the Business, including all product liability, infringement and misappropriation claims, all obligations and liabilities arising out of or relating to the activities and operations of third-party contract manufacturers and co-packers (including all environmental obligations and liabilities), and all obligations and liabilities for promotions, advertising, refunds, adjustments, exchanges, returns and warranty, merchantability and other claims.

(d)           Excluded Liabilities.  Except for the Assumed Liabilities, the Acquiror is not assuming or agreeing to pay or discharge any other Liabilities of the Company, the other Asset Sellers or any of their respective Affiliates (the “Excluded Liabilities”), including, without limitation, the following:

(i)            any Indebtedness (including any interest thereon or other amounts payable in connection therewith);

(ii)           any Liability to the extent relating to or arising under any Excluded Asset;

(iii)          any Liability for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business (including for clarification Taxes relating to the Transferred Assets) for any period (or portion thereof) ending on or prior to the Closing Date, provided that Taxes for a taxable period that includes (but does not end on) the Closing Date shall be apportioned in the manner described in Section 6.1 hereof);

(iv)          all Liabilities relating to or otherwise in respect of the Asset Sellers or their Affiliates or the Business with respect to the Company Plans or the employment of any of the respective employees during the period employed by the Asset Sellers or their Affiliates;

(v)           all Liabilities to the extent arising out of the operation or conduct by an Asset Seller or any of its Affiliates of any business other than the Business;

(vi)          all Liabilities arising out of, based upon, resulting from or relating to the Transferred Assets or the Business, to the extent relating to, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission occurring or existing, in whole or in part, on or prior to the Closing;

(vii)         all Liabilities in respect of any breach occurring prior to the Closing Date with respect to any Assumed Contract;

(viii)        all Liabilities or commitments of the Asset Sellers or their Affiliates or the Business under confidentiality agreements to which any Asset Seller is a party relating to the sale of the Business;

(ix)          inter-company payables to any of the Asset Sellers or any of their Affiliates; and

(x)           accounts payable of any Asset Seller existing as of the Closing.

SECTION 2.2               Assignment of Certain Transferred Assets and Assumed Liabilities.

(a)           Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset, Assumed Liability or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a Third Party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of the Acquiror (as assignee of the applicable Asset Seller) thereto or thereunder.  Subject to Section 5.2, the Company will, and will cause each of the other Asset Sellers to, use its commercially reasonable efforts until the Closing to obtain any consent necessary for the transfer or assignment of any such Transferred Asset, Assumed Liability, claim, right or benefit to the Acquiror.  If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of the Acquiror (as assignee of the applicable Asset Seller) thereto or thereunder so that the Acquiror would not in fact receive all such rights (such rights not transferred at the Closing, “Third Party Rights”), the Asset Sellers and the Acquiror will, subject to Section 5.2, cooperate in a mutually agreeable arrangement under which the Acquiror would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens (including all Tax Liabilities) associated with such Transferred Asset, Assumed Liability, claim, right or benefit in accordance with this Agreement for a period of twelve (12) months following the Closing.  For a period of twelve (12) months following the Closing (or, in the case of Permits only, 120 days following the Closing), the Company and the Acquiror shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent; provided, however, that neither the Company nor the Acquiror (nor any of their respective Affiliates) shall be required to pay any consideration therefor. Once such consent is obtained, the applicable Asset Seller shall sell, assign, transfer, convey and deliver to the Acquiror the relevant Transferred Asset to which such consent relates for no additional consideration.  Notwithstanding any provision hereof to the contrary, no Asset Seller shall be required to file for or cause the extension of any Permit expiring or otherwise terminating after Closing.

(b)           Except as may otherwise be agreed by the parties in writing, each Mixed Contract shall, to the extent commercially practicable, be separated effective on or after the Closing, so that each Asset Seller and the Acquiror, or their applicable Affiliates, shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses. The Acquiror shall make a bona fide written offer to the applicable counterparty to each such Mixed Contract to enter into a new Contract regarding the subject matter of such Mixed Contract as it relates to the Business on commercially reasonable terms. If any Mixed Contract cannot be so separated, the Company and the Acquiror shall, and shall cause each of their respective Affiliates to, take such other commercially reasonable efforts to cause (i) the rights and benefits associated with that portion of each Mixed Contract that would have (had the Mixed Contract been separated prior to the Closing) been a Transferred Asset to be enjoyed by the Acquiror, (ii) the Liabilities associated with that portion of each Mixed Contract that would have (had the Mixed Contract been separated prior to the Closing) been an Assumed Liability to be borne by the Acquiror, (iii) the rights and benefits associated with that portion of each Mixed Contract that would have (had the Mixed Contract been separated prior to Closing) been an Excluded Asset to be enjoyed by the Asset Sellers and (iv) the Liabilities associated with that portion of each Mixed Contract that would have (had the Mixed Contract been separated prior to Closing) been an Excluded Liability to be borne by the Asset Sellers; provided that the requirement to pass through the rights, benefits and Liabilities applicable to the Business under any Mixed Contract shall be transitional in nature and shall expire upon the first anniversary of the Closing Date with respect to any such rights, benefits and Liabilities that initially arise (or would have initially arisen) after the first anniversary of the Closing Date, with the Acquiror using such efforts as are necessary to enter into separate Contracts with the counterparties to such Mixed Contracts as soon as practicable after the Closing Date (and in no event later than the first anniversary of the Closing Date).  The Asset Sellers shall provide the Acquiror with a copy of the applicable portion of each Mixed Contract (it being understood that the parties shall use commercially reasonable efforts to comply, where practicable, with any applicable confidentiality provisions contained in such Mixed Contracts and that any portion of such Mixed Contract that is unrelated to the Business may be redacted or otherwise excluded from such copy), and the parties shall cooperate with each other to effect such separation. The costs of such separation shall be shared equally.  Notwithstanding anything to the contrary in the foregoing, the Asset Sellers and their respective Affiliates (x) shall have no obligation to extend or renew the duration of all or part (including the part that is related to the Business) of any Mixed Contract beyond its stated term, whether or not such Mixed Contract provides for automatic renewal (and whether or not such automatic renewal would occur prior to the first anniversary of the Closing Date), (y) may terminate all or part (including the part that is related to the Business) of any Mixed Contract to the extent permitted by the terms of such Mixed Contract if such termination is in the reasonable business judgment of the Asset Sellers (without regard to its obligations to the Company with respect to the Mixed Contracts) and (z) may extend or renew all or any portion of a Mixed Contract relating to any or all of its businesses other than the Business without extending or renewing the part related to the Business; provided that the Asset Sellers shall use commercially reasonable efforts to notify the Acquiror in writing reasonably promptly following the termination or cancellation of any such Mixed Contract that occurs prior to the first anniversary of the Closing Date.

SECTION 2.3               Closing.  The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) will take place remotely by electronic exchange of documents and other instruments simultaneously with the execution and delivery of this Agreement.  The day on which the Closing takes place is referred to as the “Closing Date.”  The Closing of the Contemplated Transactions shall be deemed to have occurred at the opening of business on the Closing Date.

SECTION 2.4               Purchase Price.  At the Closing, the Acquiror shall (a) pay to the Company or its designee an amount in cash equal to $4,000,000 (“Cash Consideration”), by wire transfer of immediately available funds to the Company’s designated bank account and (b) issue and deliver to the Company (and/or to one or more Affiliates of the Company as designated by the Company) 1,000,000 shares of the Acquiror’s common stock, par value $0.0001 per share (“Common Shares”), registered in the name of the Company and, as applicable, such Affiliates of the Company (such Common Shares, the “Equity Consideration” and together with the Cash Consideration, the “Purchase Price”).

SECTION 2.5               Closing Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to the Acquiror:

(a)           duly executed counterparts of the Company and the other Asset Sellers, as applicable, to each of the Transaction Agreements;

(b)           a certificate of the Secretary of the Company, dated the Closing Date, certifying the accuracy of the Company’s organizational documents as well as the resolutions duly and validly adopted by the Company’s Board of Directors evidencing its authorization of the execution, delivery and performance of this Agreement and the other Transaction Agreements and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements; and

(c)           such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel agree are reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Acquiror all of the Asset Sellers’ right, title and interest in, to and under the Transferred Assets.

SECTION 2.6               Closing Deliveries by the Acquiror.  At the Closing, the Acquiror shall deliver to the Company (or, in the case of Sections 2.6(a), 2.6(b) or 2.6(c), its applicable Affiliates):

(a)           cash in an aggregate amount equal to the Cash Consideration by wire transfer in immediately available funds to an account or accounts as directed by the Company in accordance with Section 2.4;

(b)           the Common Shares in certificated form bearing the following restrictive transfer legend (“Restrictive Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY

FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(c)           evidence from the Acquiror’s transfer agent that the Common Shares have been registered in the name of the Company or its designee;

(d)           duly executed counterparts of the Acquiror to each of the Transaction Agreements;

(e)           a certificate of the Secretary of the Acquiror, dated the Closing Date, certifying the accuracy of the Acquiror’s organizational documents as well as the resolutions duly and validly adopted by the Acquiror’s Board of Directors evidencing its authorization of the execution, delivery and performance of this Agreement and the other Transaction Agreements and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements; and

(f)            such other assumptions and other good and sufficient instruments of conveyance and assumption as the parties and their respective counsel agree are reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Acquiror all of Asset Sellers’ right, title and interest in, to and under the Transferred Assets.

SECTION 2.7               Transfer Taxes and Other Costs.

(a)           Transfer Tax Payment Obligations. All Transfer Taxes payable in connection with the transfer of the Transferred Assets (or any other assets) to the Acquiror and the Transactions shall be borne and paid solely by the Acquiror when due in compliance with applicable Transfer Tax Laws; provided, however, that if the Company determines (in its sole reasonable discretion) that it or any of its Affiliates is required by applicable Law to pay any Transfer Taxes, then the Company shall timely pay such Transfer Taxes, and the Acquiror shall, subject to the receipt of reasonably satisfactory evidence of the Company’s (or such other Affiliate’s) payment thereof, promptly reimburse Asset Seller in dollars (or, at the Company’s request, reimburse any Affiliate in local currency), whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Entity.  In the event that any Transfer Taxes for which Acquiror has made a reimbursement under this Section 2.7(a) are refunded or a credit against Taxes is otherwise obtained with respect to such refund, the Company shall promptly pay or cause to be paid to Acquiror an amount equal to such refund or credit.

(b)           Transfer Tax Returns. The Company and the Acquiror shall file, or cause their applicable Affiliates to file, all necessary Tax Returns and other documentation required to be filed by such party (or its applicable Affiliates) with respect to all Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(c)           Transfer Tax Exemptions.  The parties will use commercially reasonable efforts and cooperate in good faith to exempt from or reduce the amount of any Transfer Taxes otherwise applicable to the consummation of the Transactions hereunder.

(d)           Delivery of Transferred Assets.  All costs and expenses associated with removing and moving any Transferred Asset (or any other assets) to a location designated by the Acquiror shall be borne and paid solely by the Acquiror when due; provided, however, that if any such amount shall be incurred by the Company or any of its Affiliates, the Acquiror shall, subject to receipt of satisfactory evidence of the Company’s payment thereof, promptly reimburse the Company (or, at Company’s direction, the applicable Affiliates).  Prior to the Closing, the Acquiror shall notify the Company in writing of the location to which the Transferred Assets (or any other assets) should be physically delivered, and the Acquiror and the Company shall reasonably cooperate to cause such delivery to occur (at the Acquiror’s cost and risk from the Company’s or its applicable Affiliate’s applicable facility) at or promptly after the Closing.  The Acquiror shall bear all risk of loss with respect to the Transferred Assets as of the Closing, regardless of whether the Company or any of its Affiliates continues to possess such Transferred Assets pending delivery in accordance with this paragraph.

SECTION 2.8               Wrong Pocket Provisions.

(a)           If, at any time following the Closing, either party becomes aware that any Transferred Asset which should have been transferred to, or any Assumed Liability (whether arising prior to, at or following the Closing) which should have been assumed by, the Acquiror pursuant to the terms of this Agreement was not transferred to or assumed by the Acquiror as contemplated by this Agreement, then (i) the applicable Asset Seller shall promptly transfer such Transferred Asset or Assumed Liability to the Acquiror, and (ii) the Acquiror shall promptly accept the transfer of such Transferred Asset and assume or such Assumed Liability, in each case for no consideration and at the Company’s expense.

(b)           If, at any time following the Closing, either party becomes aware that any Excluded Asset which should have been retained by, or any Excluded Liability (whether arising prior to, at or following the Closing) which should have been retained by, the applicable Asset Seller pursuant to the terms of this Agreement was transferred to or assumed by the Acquiror, then (i) the Acquiror shall promptly transfer or cause its Affiliates to transfer such Excluded Asset or Excluded Liability to the applicable Asset Seller, and (ii) the applicable Asset Seller shall promptly accept the transfer of such Excluded Asset assume such Excluded Liability, in each case for no consideration and at the Acquiror’s expense.

(c)           Nothing in this Section 2.8 is intended to place a higher burden or obligation on the Acquiror or any Asset Seller than existed with respect to the Acquiror or such Asset Seller as of Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Acquiror, as of the date of this Agreement, that, except as set forth on the Disclosure Schedule delivered by the Company to the Acquiror prior to the execution of this Agreement (the “Disclosure Schedule”):

SECTION 3.1               Organization and Qualification of the Asset Sellers.  Each of the Asset Sellers is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of its organization and has all requisite corporate or similar power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party.  Each of the Asset Sellers (a) has the corporate or other appropriate power and authority to own and lease its properties and to operate its business with respect to the Transferred Assets as currently owned, leased or operated by such Asset Seller and to carry on its business with respect to the Transferred Assets as currently conducted and (b) is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of its owned, leased or operated properties or the nature of its activities makes such qualification or licensing necessary to the Transferred Assets, except for jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect.  The Company has delivered or made available to the Acquiror complete and correct copies of the relevant Certificate of Incorporation and By-laws or other organizational documents, and all amendments thereto, of each of the Asset Sellers

SECTION 3.2               Authority of the Asset Sellers.  Each of the Asset Sellers has all necessary corporate or other power and authority to execute and deliver the Transaction Agreements, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by the Asset Sellers of the Transaction Agreements to which they are parties and the consummation by the Asset Sellers of the transactions contemplated by, and the performance by the Asset Sellers of their respective obligations under, the Transaction Agreements have been duly and validly authorized by all requisite action on the part of the Asset Sellers and no other corporate or other proceedings on the part of the Asset Sellers are necessary to authorize the Transaction Agreements or to consummate the transactions so contemplated.  Each of the Transaction Agreements has been duly executed and delivered by the Asset Sellers party thereto, and (assuming due authorization, execution and delivery by the Acquiror) each of the Transaction Agreements constitutes legal, valid and binding obligations of the Asset Sellers party thereto, enforceable against the Asset Sellers party thereto in accordance with their terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.3               No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of the Transaction Agreements by the Asset Sellers do not and will not (i) conflict with or violate the Certificate of Incorporation or By-Laws or similar organizational documents of the Company or any other Asset Seller, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Asset Sellers or the Transferred Assets or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any of the Transferred Assets pursuant to any Material Contract binding upon any of the Asset Sellers (with respect to the Transferred Assets) or any license, permit or similar authorization affecting, or relating to, the Transferred Assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Asset Sellers of the Transaction Agreements to which they are parties do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (i) prevent or materially delay the performance by the Asset Sellers of any of their material obligations under, the Transaction Agreements or (ii) individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.4               Financial Information; Absence of Undisclosed Liabilities.

(a)           The unaudited special purpose statements of direct revenues and expenses of the Business for the year ended December 31, 2015 (the “Financial Statements”) are attached as Section 3.4(a) of the Disclosure Schedule.  The Financial Statements have been prepared in accordance with and are consistent with the books of account and other financial records of the Business (except as may be indicated in the notes to such Financial Statements) and in accordance with the Accounting Principles applied on a consistent basis.  The statements of revenues and expenses included in the Financial Statements present fairly in all material respects the revenues and expenses of the Business for the period covered thereby, in each case in accordance with the Accounting Principles applied on a consistent basis.

(b)           There are no Liabilities of the Company that would be required to be set forth on a balance sheet of the Company with respect to the Business prepared in accordance with GAAP applied on a basis consistent with Baxter International Inc.’s past practices except (i) for Excluded Liabilities and (ii) for Liabilities that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.5               Absence of Litigation.  There are no Actions or Governmental Orders pending or outstanding or, to the Knowledge of the Company, threatened against the Asset Sellers (in respect of the Business, the Transferred Assets or the Assumed Liabilities), and, to the Knowledge of the Company, there are no facts or circumstances as of the date of this Agreement that would reasonably be expected result in any material claims against (in respect of the Business, the Transferred Assets or the Assumed Liabilities), or material Liabilities of (that would be Assumed Liabilities under this Agreement), the Assets Sellers, in each case that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that would materially impair or delay the ability of the Asset Sellers to consummate the transactions contemplated by, or perform their obligations under, the Transaction Agreements.  Since January 1, 2015, none of the Asset Sellers has received any written notice from any Governmental Entity of any pending or threatened governmental investigation relating to any of the Asset Sellers in respect of the Business, the Transferred Assets or the Assumed Liabilities.

SECTION 3.6               Compliance with Laws.

(a)           Since January 1, 2015, the Business has been conducted in compliance with applicable Law and Governmental Entity rules, regulations and policies, including relating to state or federal anti-kickback sales and marketing practices, off label promotion, government health care program price reporting, and all other pre- and post-marketing reporting requirements, as applicable, except where any such non-compliance has not had and would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.  No investigation or review (other than routine inspections by any Governmental Entity) by any Governmental Entity with respect to the Business is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b)           To the Knowledge of the Company, none of the Asset Sellers or their directors, officers, members, managers, employees or agents acting on its behalf, made an untrue or fraudulent statement involving the Business, including certification, to any Governmental Entity or agent thereof, failed to disclose a material fact related to the Business required to be disclosed to any Governmental Entity or agent thereof, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for any Governmental Entity or agent thereof to cause any of the Asset Sellers to withdraw any Product from the marketplace, prohibit its manufacture or distribution, or initiate any other legal action relating to fraud, false claims or false statements.

(c)           To the Knowledge of the Company, since January 1, 2015, the Asset Sellers have not received any notice that any Governmental Entity or agent thereof has commenced, or threatened to initiate any action to:  (i) withdraw its approval of, any establishment or other registration held by the Asset Seller and Related to the Business; (ii) request the recall of any Product; (iii) suspend or enjoin manufacturing or production at any location of the Business; or (iv) penalize the Asset Seller, or its directors, officers, members, managers, employees or agents for failure to materially comply with any applicable Laws related to the Business.

SECTION 3.7               Governmental Licenses and Permits.

(a)           The Asset Sellers have, or have applied for, all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations necessary to conduct the Business as currently conducted (“Permits”), except for those the absence of which would not reasonably be expected  to have, individually or in the aggregate, a Material Adverse Effect.  None of the Asset Sellers is in default in any material respect under any of such Permits.

(b)           The research, development, testing, manufacturing, processing, handling, packaging, labeling, storage, sale and distribution activities conducted by the Asset Sellers in respect of the Business are conducted in material compliance with all applicable approvals or clearances held by the Asset Sellers and with all applicable Laws.  The Asset Sellers hold all establishment registrations and other material Permits necessary for the operations of the

Business including any research, development, testing, manufacturing, processing, packaging, labeling, handling, storing and distribution of its Products.  The material Permits required for the Asset Sellers’ research, development, manufacturing, testing, processing, handling, sale and distribution of the Products are in full force and effect and none has been withdrawn, revoked, suspended or canceled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of the Company, threatened in writing.

SECTION 3.8               Sufficiency of the Transferred Assets; Liens.  Except for the Excluded Assets:

(a)           Assuming receipt of all consents, approvals and authorizations as contemplated by Section 3.3, the Transferred Assets will, taking into account all Transaction Agreements (including, for example, the right to receive the products covered by the Manufacturing and Supply Agreement, it being understood that rights and obligations with respect to the acquisition of Inventory and manufacturing equipment are set forth therein) and Third Party Rights, constitute in all material respects all of the material tangible assets and material Contracts necessary to conduct the Business as presently conducted on the date of this Agreement; provided, that nothing in this Section 3.8 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital in the Business or necessary for the operation of the Business.

(b)           Except for Permitted Liens or Liens created by or through the Acquiror or any of its Affiliates, the Asset Sellers have good and valid title to all material tangible Transferred Assets, free and clear of all Liens.

SECTION 3.9               Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Asset Sellers own or have the right to use all material intellectual property that is necessary to conduct the Business as presently conducted on the date of this Agreement, (ii) the registrations and applications in the Transferred IP are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable, (iii) to the Knowledge of the Company and except for the Excluded Assets, assuming receipt of all consents, approvals and authorizations as contemplated by Section 3.3, the Transferred Assets will, taking into account all Transaction Agreements and Third Party Rights, constitute in all material respects all of the material intellectual property necessary to conduct the Business as presently conducted on the date of this Agreement, (iv) to the Knowledge of the Company, the Asset Sellers’ conduct of the Business as presently conducted on the date of this Agreement does not infringe or violate any intellectual property of any other Person and (v) to the Knowledge of the Company, no Person is infringing or violating any Transferred IP that is material to the Business.

SECTION 3.10             Contracts.  Each Assumed Contract listed on Section 3.10 of the Disclosure Schedule (each such Assumed Contract, a “Material Contract”) is a legal, valid and binding obligation of the applicable Asset Seller, and, to the Knowledge of the Company, each other party to such Material Contract, and is enforceable against the applicable Asset Seller, and, to the Knowledge of the Company, each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and none of the Asset Sellers nor, to the Knowledge of the Company, any other party to a Material Contract is in material default or material breach of a Material Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material default or material breach (whether by lapse of time or notice or both) under any Material Contract.

SECTION 3.11             Taxes. All material federal, state, local, foreign and other Tax Returns required to be filed by or on behalf of the Asset Sellers prior to the Closing Date with respect to the Business have been or will be timely filed and such Tax Returns as so filed are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby, except for any such failures to file and such errors which would not have a Material Adverse Effect.

SECTION 3.12             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Affiliates in connection with the sale of the Business based upon arrangements made by or on behalf of the Company or any of its Affiliates.

SECTION 3.13             Investment Purpose; Accredited Investor Status.  With respect to the issuance of the Equity Consideration:

(a)           The Common Shares to be acquired by the Company will be acquired for investment for the Company’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof within the meaning of the Securities Act.

(b)           The Company understands that the Common Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Company must hold the Common Shares indefinitely unless they are registered with the under the Securities Act, or exempt from such registration.

(c)           The Company is aware of Rule 144 under the Securities Act and the restrictions imposed thereby.

(d)           The Company understands that the Common Shares will bear the following legends (or substantially similar legends), unless and until the Common Shares are registered under the Securities Act pursuant to an effective registration statement:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (2) AN OPINION OF HOLDER’S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

(e)           The Company is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f)            The Company is familiar with the business in which the Acquiror is engaged.  The Company has knowledge and experience in financial and business matters and is familiar with the investments of the type that it is undertaking to purchase.  The Company acknowledges that, prior to executing this Agreement, it (and each of its representatives) has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Acquiror concerning the financial and other affairs of the Acquiror.

(g)           As of the date of this Agreement, neither the Company nor any of its Affiliates owns, directly or indirectly, beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or of record, any capital stock or other securities of the Acquiror or any options, warrants or other rights to acquire capital stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Acquiror except pursuant to this Agreement.

SECTION 3.14             Investigation.  THE COMPANY ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE ACQUIROR AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE ACQUIROR AS IT HAS REQUESTED.  THE COMPANY FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE ACQUIROR ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THE TRANSACTION AGREEMENTS AND THE COMPANY HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE ACQUIROR OR BY ANY AFFILIATE OR REPRESENTATIVE OF THE ACQUIROR AND THAT THE COMPANY WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH OTHER REPRESENTATION OR OTHER INFORMATION, AND (II) ANY CLAIMS THE COMPANY MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR SET FORTH IN ARTICLE IV HEREOF (AS MODIFIED BY THE ACQUIROR DISCLOSURE SCHEDULE).

SECTION 3.15             No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN THE TRANSACTION AGREEMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE OTHER ASSET SELLERS, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE TRANSFERRED ASSETS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE COMPANY DISCLAIMS ANY

OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE COMPANY, ANY OF THE OTHER ASSET SELLERS OR ANY OF ITS OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror represents and warrants to the Company, as of the date of this Agreement, that except as set forth in the Acquiror Disclosure Schedule, a copy of which has been provided to the Company (the “Acquiror Disclosure Schedule”), with specific reference to the particular Article or Section of this Agreement to which the information set forth in such schedule relates (it being agreed that disclosure of any item in any part of the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any Article or Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such item):

SECTION 4.1               Organization and Qualification of the Acquiror.  The Acquiror is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of its organization and has all requisite corporate or similar power and authority to enter into and consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements.  The Acquiror (a) has the corporate or other appropriate power and authority to own and lease its properties and to operate its business as currently owned, leased or operated and to carry on its business as currently conducted and (b) is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of its owned, leased or operated properties or the nature of its activities makes such qualification or licensing necessary, except for jurisdictions where the failure to be so qualified or licensed would not impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements. There has been no material change to the organizational structure of the business of the Acquiror and its Subsidiaries since December 31, 2015.

SECTION 4.2               Authority of the Acquiror.

(a)           The execution and delivery of the Transaction Agreements by the Acquiror and the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements, including the issuance, sale and delivery of the Common Shares, have been duly authorized by all requisite corporate or other appropriate action on the part of the Acquiror.  Each of the Transaction Agreements has been duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Asset Sellers) each of the Transaction Agreements constitutes legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           The designation, issuance, sale and delivery of the Common Shares have been duly authorized by all requisite corporate action of the Acquiror (including the requisite stockholder approvals, if any).  When issued, sold and delivered in accordance with this Agreement, the Common Shares, will all (i) be validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, and charges with respect to the issuance thereof and (ii) have only limited liability attaching solely to the ownership thereof under applicable state law.  The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Common Shares are as stated in the Acquiror’s Certificate of Incorporation (including any Certificate of Designation, Preferences and Rights of any outstanding series of preferred stock of the Acquiror), as amended and as in effect on the date hereof (the “Certificate of Incorporation”).

SECTION 4.3               Capitalization.  The authorized capital stock of the Acquiror consists of: (i) 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which as of the date hereof 19,397,137 shares are issued and outstanding, 5,612,995 shares are reserved for future issuance pursuant to the Acquiror’s equity incentive plans, of which approximately 1,805,084  shares remain available for future option grants or stock awards, and 6,900,865 shares are issuable and reserved for issuance pursuant to securities (other than stock options or equity based awards issued pursuant to the Acquiror’s stock incentive plans) exercisable or exchangeable for, or convertible into, shares of Common Stock; and (ii) 40,000,000 shares of preferred stock, par value $0.0001 per share, 30,000 shares of which have been designated “Series A Junior Participating Preferred Stock” none of which as of the date hereof are issued and outstanding and 3,468 shares of which have been designated “Series B Convertible Preferred Stock”, 2,603.2 of which as of the date hereof are issued and outstanding.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as disclosed in Section 4.3 of the Acquiror Disclosure Schedule, (i) no shares of the Acquiror’s capital stock are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Acquiror, (ii) there are no outstanding debt securities of the Acquiror or any of its Subsidiaries, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Acquiror or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Acquiror or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Acquiror or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Acquiror or any of its Subsidiaries, (iv) there are no material agreements or arrangements under which the Acquiror or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except the Registration Rights Agreement), (v) there are no outstanding securities or instruments of the Acquiror or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Acquiror or any of its Subsidiaries is or may become bound to redeem a security of the Acquiror or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Registrable Securities as described in this Agreement, the consummation of the transactions contemplated by this Agreement generally or the registration of the Registrable Securities pursuant of the Registration Rights Agreement and (vii) the Acquiror does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  The Acquiror has furnished or made available to the Company true and correct copies of the Acquiror’s Certificate of Incorporation, and the Acquiror’s Bylaws, as amended and as in effect on the date hereof (the “Bylaws”).  There are no stock splits or similar events that have been declared or approved (but not yet finalized) and the Acquiror has no current plans to effect any such transactions (such that Acquiror believes that the Company is receiving a 4.9% interest in Acquiror as of the date hereof and 3.3% on a fully diluted basis (in each case, rounded to the nearest tenth of a percent) with no known or expected changes in the short-term other than for awards set forth on Section 4.3 of the Acquiror Disclosure Schedule).  The issuance and delivery of the Equity Consideration by the Acquiror hereunder (and the other transactions contemplated hereby) are an Exempt Issuance (as defined in the Securities Purchase Agreement (as defined in the Acquiror Disclosure Schedule)) and do not constitute any Variable Rate Transaction (as defined in the Securities Purchase Agreement (as defined in the Acquiror Disclosure Schedule)), and, for the avoidance of doubt, no disclosure in the Acquiror Disclosure Schedule shall modify the representations in this sentence in any respect.

SECTION 4.4               No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of the Transaction Agreements by the Acquiror and the issuance, sale and delivery of the Common Shares, do not and will not (i) conflict with or violate the Certificate of Incorporation or By-laws or other organizational documents of the Acquiror, (ii) assuming the accuracy of the Company’s representations set forth in Section 3.13 and that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Acquiror or any of its Subsidiaries or by which any of its or their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any agreement, indenture, instrument or other contracts binding upon the Acquiror or any of its Subsidiaries or any license, permit or similar authorization affecting, or relating to, the assets, properties or business of the Acquiror, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)           The execution, delivery and performance of the Transaction Agreements by the Acquiror and the consummation of the transactions contemplated hereby by the Acquiror do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

(c)           None of the Acquiror or any of its Subsidiaries is in violation of any term of or is in default under any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Acquiror or its Subsidiaries, except for violations, defaults, terminations or amendments that (i) would not reasonably be expected to have a material adverse effect on the Acquiror or (ii) would not prevent or materially delay the consummation of the transactions contemplated hereby.

(d)           Other than as set forth in the Form 8-K filed on March 25, 2016, the Acquiror is not subject to any notices or actions from or to the Principal Market, other than routine matters incident to listing on the Principal Market and not involving a violation of the rules of the Principal Market.  To Acquiror’s knowledge, the Principal Market has not commenced any delisting proceedings against the Acquiror.

SECTION 4.5               Acquiror SEC Reports; Financial Statements.

(a)           The Acquiror has filed or furnished, as applicable, on a timely basis all Acquiror SEC Reports since January 1, 2015.  Each of the Acquiror SEC Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the applicable securities Laws, and any rules and regulations promulgated thereunder applicable to the Acquiror  SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Acquiror SEC Reports did not, and any Acquiror SEC Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           As of their respective dates (except as they have been properly amended), the financial statements of the Acquiror included in the Acquiror SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Acquiror as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the Acquiror’s knowledge, none of the Acquiror or any of its Subsidiaries is presently the subject of any inquiry, investigation or action by the SEC.

(c)           The Acquiror does not have any Liabilities of the type required to be set forth on a balance sheet prepared in accordance with GAAP except for (i) Liabilities reflected or reserved against on the Acquiror’s consolidated audited balance sheet as of December 31, 2015 (the “Acquiror Balance Sheet”) (or the notes thereto) and not heretofore paid or discharged; (ii) Liabilities incurred in the ordinary course of business since the date of the Acquiror Balance Sheet; (iii) Liabilities that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the Acquiror or its Subsidiaries; or (iv) Liabilities incurred in connection with this Agreement.

SECTION 4.6               Absence of Restraints; Compliance with Laws.

(a)           To the best knowledge of the Acquiror, as of the date hereof, there exist no facts or circumstances that would reasonably be expected to impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b)           The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected and there are no Actions pending, except for violations or Actions the existence of which would not reasonably be expected to impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

SECTION 4.7               Absence of Certain Changes.  Since January 1, 2016, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Acquiror or its Subsidiaries taken as a whole.  For purposes of this Agreement, neither a decrease in cash or cash equivalents nor losses incurred in the ordinary course of the Acquiror’s business shall be deemed or considered a material adverse change.  The Acquiror has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to Title 11, U.S. Code, or any similar federal or state law for the relief of debtors nor does the Acquiror or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings.

SECTION 4.8               Financial Ability.  The Acquiror has cash available or capital commitments in place which will be on the Closing Date sufficient to pay the Purchase Price and any other amounts payable by the Acquiror in connection with the transactions contemplated by this Agreement.

SECTION 4.9               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.

SECTION 4.10             Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Acquiror shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the transactions contemplated by this Agreement, the Acquiror shall have adequate capital to carry on the Business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Asset Seller or the Acquiror.

SECTION 4.11             Investigation.  THE ACQUIROR ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY, THE OTHER ASSET SELLERS, THE TRANSFERRED ASSETS, THE BUSINESS AND THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT, THE ASSUMED LIABILITIES AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE TRANSFERRED ASSETS, THE BUSINESS, THE ASSUMED LIABILITIES AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AS IT HAS REQUESTED.  THE ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE COMPANY ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THE TRANSACTION AGREEMENTS AND THE ACQUIROR HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY OR BY ANY AFFILIATE OR REPRESENTATIVE OF THE COMPANY, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT THE ACQUIROR WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH OTHER REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS THE ACQUIROR MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE III HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND (III) EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION AGREEMENTS, THE ACQUIROR SHALL ACQUIRE THE TRANSFERRED ASSETS, THE BUSINESS AND THE ASSUMED LIABILITIES WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN “AS-IS” CONDITION AND ON A “WHERE-IS” BASIS.  THE ACQUIROR FURTHER ACKNOWLEDGES AND AGREES THAT, THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND THAT THE ACQUIROR WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY LOSSES RELATING TO OR RESULTING FROM, THE ACQUIROR’S BUSINESS OR ANY AGREEMENTS OR OTHER RELATIONSHIPS BETWEEN THE COMPANY AND ITS AFFILIATES AND THE ACQUIROR AND ITS AFFILIATES.

SECTION 4.12             No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE ACQUIROR DISCLOSURE SCHEDULE) AND IN THE TRANSACTION AGREEMENTS, NEITHER THE ACQUIROR NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIROR OR THE EQUITY CONSIDERATION, THE PROBABLE SUCCESS OR PROFITABILITY OF THE ACQUIROR OR THE EQUITY CONSIDERATION, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE ACQUIROR DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE ACQUIROR OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1               Access to Books and Records; Confidentiality.  From and after the Closing, the Company shall, and shall cause the other Asset Sellers to, treat and hold as confidential any material information Related to the Business (such information, the “Confidential Information”) and refrain from using any of the Confidential Information except in connection with this Agreement, or as may otherwise be required by Law, in connection with any legal proceedings or necessary for the operation of the Company’s business following the Closing.

SECTION 5.2               Third Party Consents.  The Company shall use commercially reasonable efforts to obtain any consent of any Person (other than Governmental Entities) required to consummate and make the Transactions effective.  The Acquiror agrees to cooperate reasonably with the Company in obtaining such consents.  To the extent that the Acquiror and the Company are unable to obtain any required Third Party consents prior to the Closing (such consents, the “Post-Closing Consents”), each of the Acquiror and the Company, respectively, shall use commercially reasonable efforts to make or obtain (or cause to be made or obtained) as promptly as practicable all Post-Closing Consents, including taking the actions described in Section 2.2(a) and (b).  For purposes of this Section 5.2, the term “commercially reasonable efforts” shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required (other than nominal filing or application fees).  The Acquiror agrees the Company shall not have any liability whatsoever to the Acquiror arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Contract as a result thereof.  The Acquiror further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of the Acquiror shall be deemed not to be satisfied as a result of (a) the failure to obtain any consent or as a result of any such default, acceleration or termination or (b) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

SECTION 5.3               Covenants Regarding Common Shares.

(a)           Blue Sky Matters.  The Acquiror shall take such action, if any, as is reasonably necessary in order to obtain an exemption for or to qualify (i) the initial sale of the Common Shares to the Company or its Affiliates under this Agreement and (ii) any subsequent sale of the Registrable Securities by the Company or its Affiliate, in each case, under applicable securities or “Blue Sky” laws of the states of the United States in such states as is reasonably requested by the Company from time to time, and shall provide evidence of any such action so taken to the Company at its written request.

(b)           Rule 144 Matters.  With a view to making available to the Company and its Affiliates the benefits of Rule 144 promulgated under the Securities Act of 1933 or any other similar rule or regulation of the SEC that may at any time permit the Company or any of its Affiliates to sell the securities of the Acquiror to the public without registration (“Rule 144”), the Acquiror agrees, at the Acquiror’s sole expense, to: (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Acquiror under the Securities Act and the Exchange Act so long as the Acquiror remains subject to such requirements and the filing of such reports and other documents is required to satisfy the current public information requirements of Rule 144; (iii) furnish to the Company so long as the Company or any of its Affiliates owns Registrable Securities, as promptly as practicable at the Company’s request, (x) a written statement by the Acquiror that it has complied in all material respects with the requirements of Rule 144(c)(1)(i) and (ii), and (y) such other information, if any, as may be reasonably requested to permit the Company and its Affiliates to sell such securities pursuant to Rule 144 without registration; and (iv) take such additional action as is requested by the Company to enable the Company and its Affiliates to sell the Registrable Securities pursuant to Rule 144, including, without limitation, delivering all such legal opinions, consents, certificates, resolutions and instructions to the Acquiror’s transfer agent as may be reasonably requested from time to time by the Company and otherwise fully cooperate with the Company and the Company’s (or its applicable Affiliate’s) broker to effect such sale of securities pursuant to Rule 144.

(c)           Removal of Restrictive Legend.  Promptly upon the earlier of (i) the expiration of Rule 144’s applicability to the Company or its Affiliates’ holdings of the Acquiror’s securities and (ii) the effectiveness of a registration statement covering the Registrable Securities pursuant to the Registration Rights Agreement, the Acquiror shall submit a letter to its transfer agent as well as a customary written opinion of its legal counsel instructing the transfer agent to remove the Restrictive Legend from the Company’s certificated shares and the Company and its Affiliates shall surrender the originally issued certificates to said transfer agent for removal of the Restrictive Legend.

(d)           Put Option.  If, prior to the Company’s and its Affiliates’ disposition to one or more Third Parties of all of the Registrable Securities, the Acquiror ceases, for whatever reason, to be publicly traded on the Nasdaq Capital Market, the Company shall  have the option to require that the Acquiror (or any successor thereto) repurchase all or any part of the remaining Registrable Securities  from the Company and its Affiliates, in cash at the fair market value per share of such Registrable Securities, as determined by a third party appraiser to be selected by the Company and reasonably agreed to by the Acquiror. Such repurchase shall occur five (5) Business Days after the third party appraiser has delivered its valuation report to the Company and the Acquiror; provided, that the Company may notify the Acquiror not later than two (2) Business Days after the delivery of the valuation report that the Company has elected to terminate the Acquiror’s repurchase obligation with respect to the Registrable Securities in question (such notice, the “Cancellation Notice”).  In no case shall the Company deliver a notice requiring the repurchase of any Registrable Securities more than once in any six-month period.  The Acquiror shall be responsible for the reasonable fees and documented expenses of the third party appraiser except in the case of the Company’s delivery of a Cancellation Notice, in which case the Company shall pay such fees and expenses. The Acquiror agrees that neither it nor any of its Affiliates shall enter into any contract, agreement, indenture or instrument that would prohibit the repurchase transaction contemplated by this Section 5.3(d). The Acquiror and the Company shall cooperate to cause the third party appraisal to be completed as promptly as possible.  The Acquiror will, and will cause each of its subsidiaries to, undertake diligent efforts following delivery of such appraisal report to finance the payment of the repurchase so that the repurchase price may be paid in full in cash when due under this paragraph.  Such diligent efforts shall include, but not be limited to, pursuing private or public offerings of equity or debt securities, restructuring of the Acquiror’s or any subsidiary’s debt and other recapitalization, and using reasonable best efforts to obtain necessary consent of any lender restricting such repurchase.  In the event that, notwithstanding such diligent efforts, the Acquiror is prohibited from purchasing the Registrable Securities in cash as a result of the consent right of Silicon Valley Bank under the Acquiror’s loan agreements as they exist on the date hereof, then the Company shall have the option, in its sole and absolute discretion, to either (i) rescind the repurchase notice for all or a portion of the applicable shares (including such part as would allow the Acquiror to repurchase the remaining portion), or (ii) require the Acquiror to pay the maximum portion of the price as permitted under such loan agreements, and to pay the balance of the price by issuing to the applicable holders of the Registrable Securities a subordinated promissory note in a form reasonably acceptable to Silicon Valley Bank (or its successor) (prepayable at any time, and with a maturity date of three (3) years) in principal amount equal to such portion of the price and in form and substance to be agreed upon in good faith by the Acquiror and the Company (with such note bearing 15% annual interest, compounded daily and with such interest payable monthly, or if less, the maximum amount permitted under applicable law); provided that any, in the case of such note, the applicable 15% interest (or lesser amount as permitted under applicable law) shall accrue and be payable on a monthly basis under the terms of this Agreement until such time as the note becomes effective (at which time the interest shall be accrued and payable in accordance with the terms of such note).

(e)           Transfers to Affiliates.  Company and its Affiliates are permitted to freely transfer the Common Shares to their Affiliates, and Acquiror shall support and assist, if necessary, such transfers (including by causing the Acquiror’s transfer agent to reflect such transfers).

(f)            Preemptive Rights.

(i)            The Acquiror hereby grants to the Company (and any Affiliate of the Company to the extent designated by the Company) the right to purchase all or part of its Pro Rata Portion of any new Equity Securities (other than any Excluded Securities) (the “New Securities”) that the Acquiror may propose to issue or sell to any Person on or prior to July 31, 2017 (each a “Subsequent Financing”) on terms not less favorable than the most favorable terms received by any other party in such issuance.

(ii)           As soon as practicable prior to the Subsequent Financing (and in any case not later than 15 Business Days prior to such Subsequent Financing; provided that, if the Acquiror has not taken any steps toward a Subsequent Financing (including any approval thereof by its Board of Directors) until fewer than 15 Business Days before such Subsequent Financing, then such notice shall be given not later than the earliest possible date such information becomes available, which date shall not be later than the earlier of (A) three Business Days prior to such Subsequent Financing or (B) the date on which such information is provided to any investor or potential investor in the

Subsequent Financing), the Acquiror shall deliver to the Company a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask the Company if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”).  Upon the request of the Company, and only upon the request by the Company, for a Subsequent Financing Notice, the Acquiror shall promptly, but no later than one (1) Business Day after such request, deliver a Subsequent Financing Notice to the Company. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing that are available at such time that the Subsequent Financing Notice is delivered (which shall include pricing of the securities, the number and description of such securities (along with the percentage of the Acquiror’s outstanding Equity Securities such issuance would represent) and the proposed issuance date thereof), recognizing that if the Subsequent Financing is an offering pursuant to an effective registration statement, that there may be minimal details available at the time such Subsequent Financing Notice is delivered as terms will not be set until final pricing negotiations are conducted with the underwriter(s) or placement agent(s); provided that, if any material terms (including pricing of the securities, the number and description of such securities (along with the percentage of the Acquiror’s outstanding Equity Securities such issuance would represent) and the proposed issuance date thereof) are not known to the Acquiror at the time of the Subsequent Financing Notice, then the Acquiror shall provide such information (and such information shall be deemed part of a new Subsequent Financing Notice dated as of the receipt date thereof) as soon as such information is known by the Acquiror (and in any case not later than two Business Days prior to the date on which the Company would be required to make a determination as to whether to participate in such offering, it being understood and agreed that if the pricing or other terms will not be known until after such time, a range shall be provided and the Company may condition any participation in such offering on pricing and/or number of issued securities meeting parameters established by the Company). If non-cash consideration is to be accepted in respect of any New Securities, the Company and the Acquiror shall jointly agree upon an independent valuation advisor to determine the fair market value of such consideration, and the Company’s rights hereunder shall include the right to purchase any or all of its Pro Rata Portion for cash the lowest price paid by any other party (including fair market value of any non-cash consideration) in such issuance of New Securities.

(iii)          If the Company desires to participate in such Subsequent Financing, it must provide written notice to the Acquiror by not later than 5:30 p.m. (New York, New York time) on the fifteenth (15th) Business Day following the date of its receipt of the most recent Subsequent Financing Notice with respect thereto (the “Participation Deadline”), stating the amount of the Company’s participation (up to its Pro Rata Portion of the New Securities at a purchase price set forth in the Subsequent Financing Notice), and that the Company has (or will have upon the closing of such purchase) such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice (such information, the “Participation Notice”). It is understood and agreed that the Company may condition its participation on specified assumptions if the final terms remain variable at the time of the Subsequent Financing Notice (for example, a maximum price that it is willing to pay if the price provided in the Subsequent Financing Notice is a range).

(iv)          Without limiting the Acquiror’s obligation to provide the Pre-Notice and Subsequent Finance Notice with respect to any issuance as described herein, the Acquiror may complete any such offering prior to the Participation Deadline; provided that, if such issuance is completed prior to the Participation Deadline, the Acquiror shall provide within one Business Day after completion of such issuance a new Subsequent Financing Notice with all of the details of the completed offering, and the Company shall have the right to acquire up to its Pro Rata Portion (as though it had participated in such issuance) on terms not less favorable than the most favorable terms received by any other party in such issuance by delivering a Participation Notice in respect thereof not later than fifteen Business Days after its receipt of such Subsequent Financing Notice.  For the avoidance of doubt, if the Company or any of its Affiliates elects to participate in such issuance, the New Securities it receives in respect thereof shall be entitled to all of the rights in such New Securities from the earliest date of the issuance to any other party in such issuance or offering (such that, for the avoidance of doubt, the New Securities shall for all purposes, including voting rights and the rights to participate in dividends and any other rights with respect to such new Securities, include rights and benefits to the Company and such participating Affiliates equal to at least those rights and benefits that would have accrued had the New Securities been acquired by any of them as of the earliest date of issuance of New Securities to any other party).  In the case of a delayed issuance to the Company or any of its Affiliates pursuant to this paragraph, the Company and the Acquiror shall cooperate to cause such issuance to occur as promptly as practicable following the notice of election to participate is provided by the Company.

(v)           If the Company provides a valid Participation Notice to the Acquiror prior to the time specified in Section 5.3(f)(iii) or (iv), as applicable, the Acquiror shall include the Company as a participant in the Subsequent Financing, up to the lesser of (i) the amount that the Company has specified in the Participation Notice and (ii) the Company’s Pro Rata Portion, on the same terms and conditions applicable to the Person or Persons through or with whom such Subsequent Financing is proposed to be effected.  The Company shall in any case be entitled to receive, and the Acquiror shall provide with each Subsequent Financing Notice, all information received by any other party, investor or potential investor in respect of such issuance and/or offering.

(vi)          If there are material changes to any of the information provided in the Subsequent Financing Notice (including any changes or new information regarding the pricing of the securities, the number and description of such securities (along with the percentage of the Acquiror’s outstanding Equity Securities such issuance would represent) or the proposed issuance date thereof) prior to the actual issuance or sale, a new Subsequent Financing Notice shall be provided and the time periods set forth herein shall be applicable from the date of the new Subsequent Financing Notice.

(vii)         If the Company and its Affiliates fail to purchase their allotment of the New Securities in a Subsequent Financing within the time period described herein, the Acquiror shall be free to complete the proposed issuance or sale of New Securities described in the Subsequent Financing Notice with respect to the portion for which the Company and its Affiliates failed to exercise the option set forth in this Section 5.3(f) on terms no less favorable to the Acquiror than those set forth in the Subsequent Financing Notice; provided that (A) such issuance or sale is closed within 30 Business Days after the expiration of the Participation Deadline and (B) for the avoidance of doubt, the price at which the New Securities are sold is at least equal to or higher than the purchase price described in the Subsequent Financing Notice.  In the event the Acquiror has not sold such New Securities within such time period, the Acquiror shall not thereafter issue or sell any New Securities without first again offering such securities to the Company in accordance with the procedures set forth in this Section 5.3(f).

(viii)        Upon the issuance of any New Securities to the Company or its Affiliates in accordance with this Section 5.3(f), the Acquiror shall deliver to the Company or its applicable Affiliates certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Acquiror shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Acquiror or its applicable Affiliates and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Company and its applicable Affiliates shall deliver to the Acquiror the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such reasonable additional agreements as may be necessary or appropriate; provided that, in any case, the Company and its Affiliates shall not be required to enter into any agreement or include any terms in such agreements unless such terms were agreed and entered into by each other acquirer of New Securities in such offering.

(ix)          Notwithstanding the foregoing, this Section 5.3(f) shall not apply in respect of any issuance of any Excluded Securities by the Acquiror.

(g)           Remedies.  The parties acknowledge and agree that, in the event of any breach or threatened breach of any covenant in Section 5.3, money damages may not be a sufficient remedy; therefore, the non-breaching party shall be entitled, in addition to other remedies, to seek equitable relief, including temporary and permanent injunctive relief (without any requirement to post any bond or other security).

SECTION 5.4               Non-Competition; Non-Solicitation.

(a)           Non-Competition.  The Company acknowledges and agrees that the covenants and agreements set forth in this Section 5.4 were a material inducement to the Acquiror to enter into this Agreement and to perform its obligations hereunder, and that the Company and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if the Company breached the provisions of this Section 5.4.  Therefore, in further consideration of the mutual covenants and undertakings given herein by the parties to this Agreement, the Company agrees (with respect to itself and its Restricted Affiliates) that until the second (2nd) anniversary of the Closing, the Company shall not (and shall cause each of its Restricted  Affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any Restricted Business; provided that, notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.4 shall restrict, prohibit or limit in any respect the Company or any of its existing or future Affiliates (including any Restricted Affiliate) from:

(i)            being a passive owner of the outstanding capital stock or other equity interests of any Person;

(ii)           selling or divesting the Company or any Restricted Affiliates or all or substantially all of any of their respective assets to any Person that is not an Affiliate of the Company (or, in the case of a Restricted Affiliate, such Restricted Affiliate), it being understood and agreed that such Person shall not in any manner be bound by the restrictions set forth in this Section 5.4;

(iii)          acquiring the whole or any part of, or investing in, a person which engages in any Restricted Business or the whole or any part of a business which includes any Restricted Business where:

(A)                               the Restricted Business of such Person or business does not have Qualifying Revenues; or

(B)                               the Restricted Business of such Person or business has Qualifying Revenues that represent less than thirty-three percent (33%) of the revenues of such Person or business acquired or, if such thirty-three (33%) threshold is exceeded, the Company or its applicable Restricted Affiliate shall not be prevented from acquiring or investing in such Person or business provided that it uses commercially reasonable efforts to dispose of the portion of such Person or business which generates Qualifying Revenues in excess of thirty-three percent (33%) of the revenues of such acquired Person or business (such that after such disposition the Qualifying Revenues are less than thirty-three percent (33%) of the revenues of such Person or business acquired), within twelve (12) months of the date of such acquisition or investment;

in each case, as set out in the latest available annual financial statements of that Person or business, or

(iv)          owning any interest in an entity whose securities are publicly traded or listed with a securities exchange, provided that neither the Company nor any of its Restricted Affiliates controls the policies or management of such entity.

(b)           Non-Solicitation.  For two years following the Closing Date, the Acquiror shall not (and shall cause its Affiliates not to) recruit, hire, engage the services of, or attempt to hire or engage (or lure away from the other) any employee of the Company or its Affiliates who has any responsibility for or involvement with the Business; provided, however, that following the term of the Manufacturing and Supply Agreement, the Acquiror shall be required to offer employment to those direct labor operator employees of the Company or its Affiliates that manufacture products for the Business set forth on Section 5.4(b) of the Disclosure Schedule or the applicable successor employees thereto (the “Manufacturing Employees”) in accordance with Section 5.7; provided, further, that the Acquiror shall not be deemed in breach hereof merely by reason of posting general solicitations for employees and hiring respondents thereto.

(c)           Enforceability.  The parties acknowledge and agree that the covenants and provisions in Section 5.4 are:

(i)            reasonable in duration, geographic area and scope; and

(ii)           separate and divisible and, if any such covenant or provision is determined to be unenforceable or invalid for any reason, it shall be reformed to have the closest possible effect, consistent with applicable Law, to the original covenant or provision and the remaining covenants shall be unaffected.

(d)           Remedies.  The parties acknowledge and agree that, in the event of any breach of any covenant in Section 5.4, money damages may not be a sufficient remedy; therefore, the non-breaching party shall be entitled, in addition to other remedies, to seek equitable relief, including temporary and permanent injunctive relief (without any requirement to post any bond or other security).

SECTION 5.5               Post-Closing Sale of Business.  If, within three (3) years following the Closing, the Acquiror or any Affiliate or successor directly or indirectly sells (or otherwise disposes of), or commits or agrees to sell or dispose of, any of the assets comprising the Business or licenses (or agrees to license) any of the Business to a Third Party at a price that ultimately exceeds $4,000,000, the Acquiror hereby agrees to pay to the Company 40% of the difference between (a) all consideration received by the Acquiror or any of its Affiliates (or their applicable successors, assignees or designees) from such Third Party (including, without limitation, any royalty or earnout payments, along with the fair value of any non-cash consideration), directly attributable to the Business, regardless of when such consideration is received, and (b) $4,000,000.  For the avoidance of doubt, the sale or license of the Business or related assets in multiple transactions (whether or not any individual transaction would result in payment under the first sentence of this paragraph) shall result in the aggregation of all proceeds thereunder such that, taken as a whole, the Company shall be entitled to 40% of all proceeds in excess of $4,000,000.  Notwithstanding the foregoing, the Company shall not be entitled to any additional consideration in connection with a change in control of the Acquiror or an equity-based acquisition of the Acquiror by a Third Party, in each case to the extent such transaction results in the Business and related assets remaining in the Acquiror’s corporate structure but with a new parent company of the Acquiror.

SECTION 5.6               Listing.  Neither the Acquiror nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Acquiror’s Common Stock on the Principal Market, unless the Acquiror’s Common Stock is immediately thereafter traded on the New York Stock Exchange, the NYSE Amex Equities, the Nasdaq Global Select Market, the Nasdaq Global Market, the NASDAQ Capital Market, or the OTCQB or OTCQX market places of the OTC Markets.

SECTION 5.7               Employment Transfers.

(a)           On the Closing Date, the Acquiror shall make offers of employment, effective as of the end of the day on the Closing Date, to all of the Business Employees.  Any and all such offers shall provide for (i) pay (including wages, commissions and bonuses) no less favorable to the Business Employee than in effect immediately prior to the Closing, and (ii) the primary workplace of the Business Employee to be no more than 30 miles from such Business Employee’s then-current workplace;

(b)           The Company shall use commercially reasonable efforts to cause each Business Employee to become employees of the Acquiror as of the end of the day of the Closing Date and shall not knowingly discourage any Business Employee from accepting employment with the Acquiror.  If any Business Employee declines to accept the Acquiror’s offer of employment, or otherwise declines to become an employee of the Acquiror, for any reason other than the Acquiror’s material breach of its obligations in this Section 5.7, then the applicable Asset Seller shall terminate the employment of such Business Employee as promptly as permitted by applicable Law and the written employment policies of the applicable Asset Seller. The applicable Asset Seller shall be solely responsible for any severance or other Liabilities relating to any such terminated Business Employee terminated by such Asset Seller. The Company shall cooperate to facilitate meetings or other communications between representatives of the Acquiror and the Business Employees as reasonably requested by the Acquiror to occur on the Closing Date.  The Company shall coordinate with the Acquiror with respect to all communications with Business Employees prior to such employees becoming Transferred Employees (as defined below);

(c)           No later than thirty (30) days prior to the expiration or termination of the Manufacturing and Supply Agreement, the Acquiror shall make offers of employment, effective as of the termination or expiration date of the Manufacturing and Supply Agreement, to all of the Manufacturing Employees.  Any and all such offers shall be communicated in advance to the Company, and shall provide for (i) pay (including wages, commissions and bonuses) no less favorable to the Manufacturing Employee than in effect immediately prior to the termination or expiration date of the Manufacturing and Supply Agreement, and (ii) the primary workplace of the Manufacturing Employee to be no more than 30 miles from such Manufacturing Employee’s then-current workplace;

(d)           The Company shall use commercially reasonable efforts to cause each Manufacturing Employee to become employees of the Acquiror as of the termination or expiration date of the Manufacturing and Supply Agreement and shall not knowingly discourage any Manufacturing Employee from accepting employment with the Acquiror.  Without limiting the foregoing, prior to the termination or expiration date of the Manufacturing and Supply Agreement, the Company and the Asset Sellers shall not (i) terminate the employment of any Manufacturing Employee without prior consultation with the Acquiror or (ii) make any materially adverse changes in the compensation or terms or conditions of employment of any Manufacturing Employee. If any Manufacturing Employee declines to accept the Acquiror’s offer of employment, or otherwise declines to become an employee of the Acquiror, for any reason other than the Acquiror’s material breach of its obligations in this Section 5.7, then the applicable Asset Seller shall terminate the employment of such Manufacturing Employee as promptly as permitted by applicable Law and the written employment policies of the applicable Asset Seller. The applicable Asset Seller shall be solely responsible for any severance or other Liabilities relating to any such terminated Manufacturing Employee terminated by such Asset Seller. The Company shall cooperate to facilitate meetings or other communications between representatives of the Acquiror and the Manufacturing Employees as reasonably requested by the Acquiror from time to time prior to the termination or expiration date of the Manufacturing and Supply Agreement.  The Company shall coordinate with the Acquiror with respect to all communications with the Manufacturing Employees prior to the termination or expiration date of the Manufacturing and Supply Agreement relating to the post-Manufacturing and Supply Agreement employment or employee benefit arrangements relating to such Employees, and no such communications with the Manufacturing Employees shall occur prior to such Manufacturing Employees becoming Transferred Employees without the Company’s prior written approval; and

(e)           The date on which any Business Employee or Manufacturing Employee’s employment transfers to the Acquiror is referred to herein as the “Transfer Date” of such Business Employee or Manufacturing Employee.  Each Business Employee or Manufacturing Employee whose employment transfers to the Acquiror pursuant to this Agreement is referred to herein as a “Transferred Employee.”

SECTION 5.8               Employee Credit; Compensation.  With respect to each Transferred Employee:

(a)           Subject to applicable Law and the terms of the employee benefit plans of the Acquiror and its Affiliates (which the Acquiror shall use commercially reasonable efforts to amend if necessary to provide the benefits described herein), the Acquiror shall (and shall cause each applicable Affiliate to) waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by the Acquiror or any of its Affiliates for such Transferred Employees after the Transfer Date;

(b)           Subject to applicable Law and the terms of the employee benefit plans of the Acquiror and its Affiliates (which the Acquiror shall use commercially reasonable efforts to amend if necessary to provide the benefits described herein), the Acquiror shall apply (and shall cause each applicable Affiliates to apply) toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Transferred Employee under the Company’s or its Affiliates’ welfare benefit plans during the current plan year applicable to the Transfer Date;

(c)           The Company and its Affiliates shall be responsible for all claims and expenses covered by their medical plans that were incurred by the Transferred Employees and their eligible dependents and beneficiaries on or prior to the applicable Transfer Date.  The Acquiror or its applicable Affiliates shall be responsible, to the extent provided in the medical plans maintained by the Acquiror and its Affiliates or as otherwise required under applicable Law, for all other medical claims and expenses incurred by the Transferred Employees and their eligible dependents and beneficiaries;

(d)           Subject to applicable Law and the terms of the employee benefit plans of the Acquiror and its Affiliates (which the Acquiror shall use commercially reasonable efforts to amend or cause to be amended if necessary to provide the benefits described herein), with respect to its employee benefit plans, programs and policies and all applicable legal requirements with respect to severance, the Acquiror shall (and shall cause its applicable Affiliates to) recognize for all purposes (other than for defined benefit accrual, unless the transfer of the corresponding defined benefit plan is required by Law) the service of any Transferred Employee with the Company or its Affiliates prior to the applicable Transfer Date; provided, that in no event shall such credit result in the duplication of benefits or the funding thereof;

(e)           The Company shall be responsible for all workers’ compensation benefits (or similar benefits required by applicable Law) payable to Transferred Employees to the extent accrued on or before the applicable Transfer Date. The Acquiror or its applicable Affiliates shall be responsible for all workers’ compensation benefits (or similar benefits required by applicable Law) payable to Transferred Employees with respect to injuries to Transferred Employees after the applicable Transfer Date.  Any claims by any Transferred Employee during the time employed by the Company or its Affiliates shall be the sole responsibility of the Company;

(f)            Until the first anniversary of the applicable Transfer Date, the Acquiror shall, or shall cause its Affiliates to, pay to each Transferred Employee wages (including bonuses) that are no less favorable than those wages (including bonuses) paid to such Transferred Employee immediately prior to the applicable Transfer Date.  Subject to applicable Law and the terms of the employee benefit plans of the Acquiror and its Subsidiaries, in jurisdictions in which Acquiror or its Subsidiaries currently have employees for which they provide employee benefits (or can provide such benefits with commercially reasonable efforts), during such period the Acquiror shall, or shall cause its Subsidiary to, provide to each Transferred Employee in such jurisdiction employee benefits which are not less favorable in the aggregate than the employee benefits provided to similarly-situated employees of the Acquiror or its Subsidiary.  During such period, the pay and benefits provided to such Transferred Employees will comply with the requirements of applicable Law.  The Acquiror shall not have any obligation to provide equity compensation to any Transferred Employee under this Agreement or otherwise; and

(g)           Until the first anniversary of the applicable Transfer Date, if the Acquiror (or its applicable Subsidiary) terminates any Transferred Employee or subjects any Transferred Employee to an indefinite lay-off, then the Acquiror shall pay or cause to be paid to such Transferred Employee severance pay not less than the amount of severance that would have been paid to such Transferred Employee had such Transferred Employee been terminated by the Company (or the applicable Asset Seller employing such Transferred Employee immediately prior to the applicable Transfer Date).

SECTION 5.9               Intercompany Obligations.  The Company shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than pursuant to the Transaction Agreements) between the Business, on the one hand, and the Asset Sellers (excluding the Business), on the other hand.

SECTION 5.10             Post-Closing Cooperation.

(a)           Unless otherwise provided herein, the Company, on the one hand, and the Acquiror, on the other, shall cooperate with each other, and shall use reasonable efforts to cause their officers, employees, agents, auditors and other Representatives to cooperate with each other for sixty (60) days after the Closing to ensure the orderly transition of the Business from the Asset Sellers to the Acquiror and to minimize any disruption to the Business and the other respective businesses of the Asset Sellers and the Acquiror that might result from the transactions contemplated hereby.  After the Closing, upon reasonable notice, the Acquiror and the Asset Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives reasonable access (including the ability to make copies), during normal business hours, to such employees, counsel, auditors and other Representatives, Books and Records relating to the Business within the control of such party or any of its Affiliates as is reasonably necessary for (i) financial reporting, Tax and accounting matters and (ii) defense or prosecution of litigation and disputes with third parties.

(b)           Each of the Company and the Acquiror will retain all Books and Records and other documents pertaining to the Business in existence on the Closing Date for a period equal to the earlier of five (5) years following the Closing and the dissolution of the Company or the Acquiror, as the case may be, pursuant to applicable Law; provided, that no such Books and Records or other documents shall be destroyed or disposed of by any retaining party during such five (5) year period without first advising the other party in writing and giving such party a reasonable opportunity to obtain possession thereof for the purposes permitted by this Section 5.10.

(c)           Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.10.  Neither party shall be required by this Section 5.10 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

SECTION 5.11             Required Financial Statements.

(a)           The Company shall use commercially reasonable efforts to cause the following financial statements to be prepared and, subject to Section 5.11(e), delivered, to the Acquiror not later than 60 days after the date of this Agreement: (i) audited annual financial statements of the Business for the year ended December 31, 2015 (the “Audited Financial Statements”), and (ii) unaudited financial statements of the Business for the six months ended June 30, 2016 and June 30, 2015 (collectively, the “Special Purpose Financial Statements”), in each case in accordance with and limited to the scope set forth in Schedule 5.11 attached hereto.  The Company has engaged an internationally recognized accounting firm (the “Preparing Firm”) to assist with the preparation of the Special Purpose Financial Statements and the Additional Financial Statements, and has engaged another independent, internationally recognized accounting firm (the “Auditing Firm”) to conduct an audit of the Audited Financial Statements (and no audit, other than the audit of the Audited Financial Statements, shall be required pursuant to this Section 5.11). The Company’s cooperation required herein shall include, to the extent within its control and during normal business hours, providing the Acquiror and the Preparing Firm and Auditing Firm with reasonable access to the books, records and other materials of the Company and the personnel of, the Company, including such historical financial information relating to the Business as the Preparing Firm and Auditing Firm may reasonably request, in each case, in order to permit the timely completion of the Special Purpose Financial Statements and the Additional Financial Statements.  The Company shall prepare the Special Purpose Financial Statements in accordance with the accounting principles attached hereto as Schedule 5.11 to this Agreement, and such accounting principles shall be the basis of the audit to be performed by the Auditing Firm.  The Company shall prepare the Additional Financial Statements in a manner consistent with the basis of presentation described in Schedule 5.11; provided that it is understood and agreed that certain disclosures included in the Special Purpose Financial Statements are not required for the Additional Financial Statements.

(b)           The Company shall also use commercially reasonable efforts to cause the following financial statements to be prepared and, subject to Section 5.11(e), delivered, to the Acquiror not later than 60 days after the date of this Agreement: (i) a statement of revenue and direct expenses of the Business for the period from July 1, 2016 to the close of business on the date immediately preceding the date of this Agreement and (ii) statements of revenue and direct expenses of the Business for each of the quarters and year to date periods ended June 30, 2016, March 31, 2016, September 30, 2015, June 30, 2015, and March 31, 2015 (collectively, the “Additional Financial Statements”); provided that, if due to resource constraints or other issues that Company believes it will not be able provide all of the Special Purpose Financial Statements and Additional Financial Statements within 60 days following the date of this Agreement, it shall prioritize the Special Purpose Financial Statements over the Additional Financial Statements, followed by those Additional Financial Statements that the Acquiror indicates in writing should receive the next highest priority.  Notwithstanding the mutual understanding of the Company and the Acquiror that no other financial statements or information with respect to the Business, the Transferred Assets or the Assumed Liabilities is expected to be required for any purpose following the delivery of the Special Purpose Financial Statements and the Additional Financial Statements, for a period of eighteen months following the date of this Agreement, the Company shall, and shall cause the Asset Sellers to, use commercially reasonable efforts to provide the Acquiror, at the Acquiror’s sole cost and expense, as soon as reasonably practicable following reasonable written request specifying the information required, such financial and other information related to the Business, the Transferred Assets or the Assumed Liabilities that are required to be included in, or required to facilitate the preparation of, pro forma or other financial statements (including Acquiror’s financial statements and applicable pro forma financial statements and adjustments) or financial information required to be included in (i) the Acquiror’s filings with the SEC on Form 8-K pursuant to Item 2.01 and 9.01 thereof and any financial statements required thereunder, in each case, in connection with the Closing and the Transactions, (ii) the Acquiror’s other reports prepared pursuant to the Exchange Act and any financial statements required thereunder, and (iii) any registration statement under the Securities Act prepared by the Acquiror or any of its Affiliates (the information in each of clauses (i), (ii) and (iii) of this sentence, together with the Special Purpose Financial Statements and the Additional Financial Statements, the “Required Financial Information”); provided that the Company’s obligations pursuant to this sentence shall not require the Company to unreasonably disrupt its own or any of its Affiliates’ businesses.

(c)           The Company agrees to make available to the Preparing Firm and the Auditing Firm, as promptly as reasonably practicable following their request, such internally prepared financial statements and related work papers in the possession of the Company relating to the operations or financial condition of the Business for the periods and as of the dates covered by the Special Purpose Financial Statements and the Additional Financial Statements as may be reasonable required to satisfy the Company’s obligations under Section 5.11(a) and Section 5.11(b), and shall otherwise reasonably cooperate with the Preparing Firm and the Auditing Firm with respect to the preparation and audit, as applicable, thereof.  The Acquiror also agrees to provide such cooperation to the Preparing Firm and the Auditing Firm in connection with the preparation of the Special Purpose Financial Statements and the Additional Financial Statements, and to the Preparing Firm in connection with the preparation of any other Required Financial Information (to the extent the Preparing Firm is engaged with respect to any such other Required Financial Information), as the Preparing Firm and the Auditing Firm may reasonably request.

(d)           For a period of eighteen months following the date of this Agreement, the Company shall use commercially reasonable efforts, at the Acquiror’s sole cost and expense, following the Acquiror’s reasonable written request, to obtain (A) consents from the Auditing Firm to the inclusion of the Auditing Firm’s audit opinion in registration statements and periodic and other reports filed by the Acquiror under the Securities Act or the Exchange Act and (B) such customary comfort letters from the Auditing Firm as the underwriters of any offering under such registration statements may reasonably request.

(e)           The Company’s documented out-of-pocket costs and expenses incurred to support and facilitate the preparation and audit of the Special Purpose Financial Statements and the Additional Financial Statements, and to comply with the Company’s other obligations set forth in this Section 5.11 shall be paid by the Acquiror promptly (and in any event not later than five Business Days) upon request and submission of reasonable support with respect to such amounts, and the Company may require that any such amount required (or estimated to be required) to fulfill its obligations hereunder be paid in advance by the Acquiror prior to the Company incurring any such costs or expenses.  The Preparing Firm and Auditing Firm have each provided the Company with an estimated range of the amount of fees required for the preparation and audit of the Special Purpose Financial Statements and the Additional Financial Statements, as applicable (the maximum of the range for the Preparing Firm and the Auditing Firm in the aggregate, the “Accountants’ Fees”).  The Acquiror shall pay to the Company (or any Affiliate designated by the Company) an amount equal to the Accountants’ Fees at the Closing; provided that, for the avoidance of doubt, (i) any additional fees, costs or expenses (including out-of-pocket fees and expenses, and any other costs and expenses, of the Company, the Preparing Firm or the Auditing Firm that were not included in the Accountants’ Fees) in connection with the preparation and audit of the Special Purpose Financial Statements, the Additional Financial Statements or compliance with the other obligations set forth in this Section 5.11 shall be paid promptly (and in any event not later than five Business Days) by the Acquiror upon request and submission of reasonable support with respect to such additional amounts and (ii) if the actual final fees, costs and expenses of the Company, the Preparing Firm and the Auditing Firm in connection with the preparation and audit of the Special Purpose Financial Statements, the Additional Financial Statements or compliance with the other obligations set forth in this Section 5.11 are less than the Accountants’ Fees, the Company shall promptly remit to the Acquiror such difference.  Until any amount owed by the Acquiror pursuant to Section 5.11(e)(i) is paid in full, the Company may withhold delivery of the Special Purpose Financial

Statements and the Additional Financial Statements, and such withholding and failure to deliver shall not be in violation of this Section 5.11.  The Company shall not make any changes to the engagement letters with the Preparing Firm or the Auditing Firm with respect to the Special Purpose Financial Statements or the Additional Financial Statements if such changes would result in additional liability to the Acquiror without the Acquiror’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.  The Company shall, as promptly as reasonably practicable following its knowledge thereof, communicate to the Acquiror any material increases to the Accounting Fees in connection with the preparation and audit of the Special Purpose Financial Statements and the Additional Financial Statements, and shall reasonably cooperate with the Acquiror to work in good faith to determine any reasonable means of limiting such increases (without any cost thereof being borne directly or indirectly by the Company).

ARTICLE VI

TAX MATTERS

SECTION 6.1               Tax Matters.

(a)           Allocation of Taxes.  In the case of any taxable period starting before and ending after the Closing Date, the amount of Taxes allocable to the portion of the such taxable period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in such Taxable period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Taxable period; and (ii) in the case of Taxes not described in (i) above, the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(b)           Allocation of Purchase Price.  The Acquiror and the Asset Sellers will (and will cause their Affiliates to) allocate the Purchase Price in accordance with Exhibit F and applicable Law.  The Acquiror and the Asset Sellers agree to act in accordance with the computations and allocations as determined pursuant to this Section 6.1(b) in any relevant Tax Returns or filings, and to cooperate in the preparation of any such forms and to file such forms in the manner required by applicable Law.

(c)           Purchase Price Adjustment.  The Acquiror and the Company agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1               Indemnification by the Company.

(a)           From and after the Closing, and subject to the limits set forth in this Article VII and Section 8.1, the Company shall indemnify, defend and hold harmless the Acquiror and its Affiliates (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, as a result of (i) any (A) breach or inaccuracy of any representation or warranty made by the Company in this Agreement or (B) any breach or failure by the Company to perform any of its covenants or obligations contained in Section 5.11 of this Agreement, (ii) any breach or failure by the Company to perform any of its covenants or obligations contained in this Agreement, except for breaches or failures to perform any of the covenants or agreements contained in Section 5.11 of this Agreement, which shall be subject to Section 7.1(a)(i), or (iii) any Excluded Liability.

(b)           Notwithstanding any other provision to the contrary contained in this Agreement, (i) the Company shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses with respect to Section 7.1(a)(i), until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $50,000 (the “Deductible Amount”), after which the Company shall only be obligated for such aggregate Losses of the Acquiror Indemnified Parties in excess of the Deductible Amount, and (ii) the cumulative indemnification obligation of the Company under Section 7.1(a)(i) shall in no event exceed $600,000 (the “Cap”), provided, however, in the event of Loss related to a breach of a Fundamental Representation or with respect to intentional fraud only, the cumulative indemnification obligation of the Company under Section 7.1(a)(i) shall in no event exceed $4,000,000.

SECTION 7.2               Indemnification by the Acquiror.  From and after the Closing, and subject to the limits set forth in this Article VII and Section 8.1, the Acquiror shall indemnify, defend and hold harmless the Company and its Affiliates (collectively, the “Company Indemnified Parties”) against, and reimburse any the Company Indemnified Party for, all Losses that such Company Indemnified Party may suffer or incur, or become subject to, as a result of (a) any breach or inaccuracy of any representation or warranty made by the Acquiror in this Agreement, (b) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement or (c) any Assumed Liability.

SECTION 7.3               Notification of Claims.  (a)  Except as otherwise provided in any other Transaction Agreement, a Person that may be entitled to be indemnified under any of the Transaction Agreements (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.1 for such representation, warranty, covenant or agreement.

(b)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Section 7.1 or Section 7.2, as applicable.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof.  If the Indemnifying Party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed) unless such liability is solely monetary, the Indemnifying Party acknowledges full responsibility therefor and the Indemnified Party is released with respect to such matter.

SECTION 7.4               Exclusive Remedies.  Except with respect to any equitable remedies contemplated by Section 8.11, the Company and the Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Section 7.1 and Section 7.2 shall be the sole and exclusive remedies of any Company Indemnified Party and any Acquiror Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, including any breach of any representation or warranty in this Agreement or any other Transaction Agreement by the Acquiror or the Company, respectively, or any failure by the Acquiror or the Company, respectively, to perform or comply with any covenant or agreement set forth herein or therein. In furtherance of the foregoing, the Acquiror hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Company relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based upon any Law or otherwise.

SECTION 7.5               Additional Indemnification Provisions.  With respect to each indemnification obligation contained in any Transaction Agreement or any other document executed in connection with the Closing, the amount of any and all Losses under this Section 7.5 shall be determined net of (i)  any Tax benefits actually realized by any party seeking indemnification hereunder arising from the deductibility of any such Losses, (ii) any amounts recovered by the indemnified party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses and (iii) any liability or reserve reflected in the Financial Statements with respect to any matter forming the basis for such Losses.  Notwithstanding anything in this Agreement or otherwise to the contrary, for purposes of determining the liability of the Company or the Acquiror under this Article VII, any “materiality”, “material adverse effect” or similar qualifier contained in the any representation or warranty made by the Company or Acquiror, as applicable, in this Agreement shall be disregarded.

SECTION 7.6               Mitigation.  Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

SECTION 7.7               Third Party Remedies.  If any Acquiror Indemnified Party (or any of its respective Affiliates) is at any time entitled (whether by reason of a contractual right, a right to take or bring a legal action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after the Company has made a payment to an Acquiror Indemnified Party hereunder and in respect thereof), the Acquiror shall (and shall cause its applicable Affiliate to) (a) promptly notify the Company and provide such information as the Company may require relating to such right of recovery and the steps taken or to be taken by the Acquiror in connection therewith, (b) if so required by the Company (subject to the Acquiror being indemnified to its reasonable satisfaction by the Company against all reasonable out-of-pocket costs and expenses incurred by the Acquiror in respect thereof) and before being entitled to recover any amount from the Company under this Agreement, first use commercially reasonable efforts (whether by making a claim against its insurers, commencement of an Action or otherwise) to pursue such recovery and (c) keep the Company fully informed of the progress of any action taken in respect thereof.  Thereafter, any claim against the Company shall be limited (in addition to the limitations on the liability of the Company referred to in this Agreement) to the amount by which the Losses suffered by the Acquiror Indemnified Party exceed the amounts so recovered by the Acquiror Indemnified Party or Affiliate.  If any Acquiror Indemnified Party recovers any amount in respect of Losses from any third party at any time after the Company has paid all or a portion of such Losses to the Acquiror Indemnified Parties pursuant to the provisions of this Article VII, the Acquiror shall, or shall cause such Acquiror

Indemnified Party to promptly (and in any event within two (2) Business Days of receipt) pay over to the Company the amount so received (to the extent previously paid by the Company).

SECTION 7.8               Limitation on Liability.  In no event shall any party have any liability to the other or any other Person (including under this Article VII) for any consequential, special, incidental, indirect or punitive damages, lost profits, multiples of earnings or other multiples, or similar items (including loss of or multiples of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof).  The right to indemnification under this Article VII shall be the exclusive monetary remedy of the parties hereto (as well as any Acquiror Indemnified Parties and Company Indemnified Parties in such capacities) with respect to this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1               Survival.  The representations and warranties (solely for purposes of indemnification as set forth in Article VII), covenants and agreements in this Agreement shall survive the Closing until the date that is fourteen (14) months after the Closing Date, except for (i) the Fundamental Representations, which shall survive for the applicable statute of limitations associated therewith, if any, (ii) the covenants and agreements of the parties hereto contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date, which shall survive for the period provided in such covenants and agreements, if any, or until fully performed, and (iii) this Article VIII, which shall survive indefinitely.

SECTION 8.2               Expenses.  Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses.

SECTION 8.3               Notices.  All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

(i)            if to the Company:

Gambro UF Solutions, Inc.

c/o Baxter Healthcare Corporation

One Baxter Parkway

Deerfield, Illinois 60015

Attn:       Richard Marritt, Global Franchise Head, Acute

Telephone:            (224) 948-2000

Telecopy:              (224) 948-2450

with a copy to:

Faegre Baker Daniels LLP

311 S. Wacker Drive, Suite 4300,

Chicago, Illinois 60606

Attn:       Roger D. Rhoten

Telephone:            (312) 212-6500

Telecopy:              (312) 212-6501

(ii)          if to the Acquiror:

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, MN 55344

Attention:              John L. Erb

Chairman and Chief Executive Officer

Telephone: (952) 345-4201

Telecopy:   (952) 224-0181

with a copy to:

Honigman Miller Schwartz and Cohn LLP

Columbia Plaza

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007-3800

Attention:              Phillip D. Torrence

Telephone:            (269) 337-7702

Telecopy:              (269) 337-7703

SECTION 8.4               Public Announcements.  The parties hereto shall not issue or cause the publication of any press release or other public announcement (excluding, for the avoidance of doubt, any communication from the Company or its Affiliates to its employees) with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law, applicable regulation or stock exchange listing requirement, in which case such party shall, if practicable in the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of its issuance.  The Company and the Acquiror agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

SECTION 8.5               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the fullest extent possible.

SECTION 8.6               Entire Agreement.  The Transaction Agreements constitute the entire agreement of the Company, the other Asset Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement, between or on behalf of the Company, the other Asset Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

SECTION 8.7               Assignment.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of each of the other parties, except that the Acquiror may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Acquiror; provided, however, that no such assignment shall relieve the Acquiror of its obligations hereunder.

SECTION 8.8               No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

SECTION 8.9               Amendment; Waiver.  No provision of this Agreement, including any Exhibits or Disclosure Schedules hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all of the parties to such agreement.  Except as expressly set forth in this Agreement, no failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.10             Disclosure Schedule.  Any disclosure with respect to a Section of this Agreement, including any Section of the Disclosure Schedule or the Acquiror Disclosure Schedule, shall be deemed to be disclosed for other Sections of this Agreement, including any Section of the Disclosure Schedule or Section of the Acquiror Disclosure Schedule, as the case may be, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure.  Matters reflected in any Section of this Agreement, including any Section of the Disclosure Schedule or any Section of the Acquiror Disclosure Schedule (as applicable), are not necessarily limited to matters required by this Agreement to be so reflected.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of the Disclosure Schedule or any Section of the Acquiror Disclosure Schedule (as applicable), shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Capitalized terms used in the Disclosure Schedule or the Acquiror Disclosure Schedule but not defined therein shall have the meanings ascribed to them in this Agreement.  Summaries of, or references to, actual documents in the Disclosure Schedule or the Acquiror Disclosure Schedule (as applicable) are qualified in their entirety by reference to such documents. If at any time after the date hereof, either party discovers any asset, property, lease, right, interest, Contract or claim that (i) qualifies as a “Transferred Asset” was inadvertently omitted from any schedule listing “Transferred Asset” items, and/or (ii) does not qualify as a “Transferred Asset” was inadvertently included on any schedule listing “Transferred Asset” items, it shall notify the other party, and the parties shall promptly amend the applicable schedules and do all other acts necessary to effectuate and validate the parties’ respective ownership of and rights in such item, to be deemed effective as of the Closing Date.

SECTION 8.11             Specific Performance; Jurisdiction.  The parties acknowledge that, in view of the uniqueness of the Business and the Transactions, each party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at Law or in equity.  The Company, on the one hand, and the Acquiror, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or the Acquiror, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each party under this Agreement.  Any party seeking an injunction or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or Order. In addition, each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 8.3.  Each of the Company and the Acquiror hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.12             Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

SECTION 8.13             Bulk Sales Laws.  The Acquiror and the Company each hereby waive compliance by the Asset Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar Laws of any jurisdiction inside or outside the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets.

SECTION 8.14             Rules of Construction.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” (or definitions thereof) herein shall mean “including without limitation” and, unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 8.15             Counterparts.  This Agreement may be executed and delivered in one or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf) transmission)), all of which taken together shall constitute one and the same instrument.

SECTION 8.16             Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.16.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GAMBRO UF SOLUTIONS, INC.

By	/s/ W. RICHARD MARRITT
Name: W. Richard Marritt
Title: Global Franchise Head

SUNSHINE HEART, INC.

By	/s/ JOHN ERB
Name: John Erb
Title: CEO

Signature Page to Asset Purchase Agreement